EXECUTION COPY
TERM LOAN AGREEMENT
dated as of September 23, 2022
among
WHIRLPOOL CORPORATION
CERTAIN FINANCIAL INSTITUTIONS
and
SUMITOMO MITSUI BANKING CORPORATION,
as Administrative Agent
and
SUMITOMO MITSUI BANKING CORPORATION
BNP PARIBAS
ING BANK N.V., DUBLIN BRANCH, MIZUHO BANK, LTD.
and
SOCIETE GENERALE, as Syndication Agents
and
THE BANK OF NOVA SCOTIA
and
BANK OF CHINA, CHICAGO BRANCH,
as Documentation Agents
SUMITOMO MITSUI BANKING CORPORATION,
as Sole Bookrunner
and
SUMITOMO MITSUI BANKING CORPORATION BNP PARIBAS SECURITIES CORP.

ING BANK N.V., DUBLIN BRANCH, MIZUHO BANK, LTD.
and
SOCIETE GENERALE, as Joint Lead Arrangers

TABLE OF CONTENTS

    Section 3.06.     Mitigation of Additional Costs or Adverse Circumstances; Replacement
    of Lenders.     40
    i

    Section 10.11.     WAIVER OF JURY TRIAL; WAIVER OF CONSEQUENTIAL
    DAMAGES.     61
    Section 10.12.     Binding Effect; Termination. ................................................................61
    Section 10.13.     Confidentiality. .....................................................................................61
SECTION 10.14. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. 62

ARTICLE 14 NOTICES 77

EXHIBITS
Exhibit A     –     Note
Exhibit B     –     [Reserved]
Exhibit C     –     Assignment Agreement
Exhibit D     –     Compliance Certificate
Exhibit E     –     Borrowing Notice
Exhibit F     –     Continuation/Conversion Notice
SCHEDULES
Schedule I     –     Commitments
Schedule II     –     [Reserved]
Schedule III     –     Pricing Schedule
Schedule IV     –     Notices
    v

TERM LOAN AGREEMENT
This Term Loan Agreement, dated as of September 23, 2022, is among Whirlpool Corporation, a Delaware corporation, the Lenders from time to time party hereto and Sumitomo Mitsui Banking Corporation, as Administrative Agent for such Lenders.
PRELIMINARY STATEMENTS.
1.Whirlpool has entered into an Asset and Stock Purchase Agreement between Whirlpool and Emerson Electric Co., a Missouri corporation (“Emerson”) dated as of August 7, 2022 (the “Acquisition Agreement”), providing, among other things, that upon the terms and subject to the conditions set forth therein, Whirlpool will purchase Emerson’s InSinkErator business (the “InSinkErator Acquisition” or the “Transaction”), for a purchase price (subject to adjustments as provided in the Acquisition Agreement) of $3,000,000,000.
2.To (a) finance, in part, the Transaction and (b) pay fees and expenses incurred in connection with the Transaction, Whirlpool has requested that the Lenders provide an 18-month senior unsecured loan facility and a three year senior unsecured loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
         Section 1.01. Definitions.
As used in this Credit Agreement:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Credit Agreement, by which Whirlpool or any Subsidiary (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or in a series of transactions) at least 25% (in number of votes) of the equity securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency).
“Acquisition Agreement” has the meaning specified in the Preliminary Statements. Any reference to the Acquisition Agreement shall be a reference to the copy of the Acquisition Agreement filed by Whirlpool with the SEC on August 7, 2022 and without giving effect to any amendments, modifications, supplements, waivers or consents by Whirlpool thereto that are materially adverse to the interests of the Lenders not approved by the Arrangers. It is understood and agreed that any change in the purchase price to an amount below $2,500,000,000 or to the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the interest of the Lenders; provided that (i) any increase in the purchase price shall be deemed not to be materially adverse to the interest of the Lenders and (ii) any change in the purchase price to an amount below $2,500,000,000 shall be deemed not to be materially adverse to the interest of the Lenders if, on or before the Borrowing Date, the sum of the Aggregate Tranche A Commitments and the Aggregate Tranche B Commitments has been reduced to an amount that does not exceed the purchase price.
“Acquisition Agreement Representations” means those representations and warranties made by Emerson with respect to Emerson in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that Whirlpool (or its applicable Subsidiary) has the right to terminate its obligation to consummate the InSinkErator Acquisition under the Acquisition Agreement or the right not to consummate the InSinkErator Acquisition pursuant to the Acquisition Agreement as a result of a breach of such representations and warranties.
“Adjusted Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to (a) SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is an U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, plus (b) 0.10%. Any change in Adjusted Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to Whirlpool.
“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Advance for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Credit Agreement.
“Administrative Agent” means SMBC, in its capacity as agent for the Lenders pursuant to Article 11, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 11.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Tranche A Advance or a Tranche B Advance, as applicable.
“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.
As used herein, the term “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” have meanings correlative to the foregoing.
“Aggregate Tranche A Commitment” means the aggregate of the Tranche A Commitments of all the Tranche A Lenders hereunder (which, as of the date of this Credit Agreement, is $1,000,000,000), as amended from time to time pursuant to the terms hereof.
“Aggregate Tranche B Commitment” means the aggregate of the Tranche B Commitments of all the Tranche B Lenders hereunder (which, as of the date of this Credit Agreement, is $1,500,000,000), as amended from time to time pursuant to the terms hereof.
“Alternate Base Rate” means, on any date of determination and with respect to all Floating Rate Advances, a fluctuating rate of interest per annum equal to the sum of (a) the highest of (i) the Federal Funds Effective Rate most recently determined by the Administrative Agent plus 0.50% per annum, (ii) the Prime Rate and (iii) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such date of determination (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% plus (b) the Alternate Base Rate Margin for such date of determination; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any U.S. Government Securities Business Day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such U.S. Government Securities Business Day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); and provided, further, that if the Alternate Base Rate as so determined under clauses (a)(i), (ii) or (iii) above would be less than 1.00%, such rate shall be deemed to be equal to 1.00% for the purposes of this Credit Agreement. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate, respectively.
“Alternate Base Rate Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“AML Laws” means, with respect to Whirlpool or any of its Subsidiaries, all laws, rules, and regulations of any jurisdiction applicable to Whirlpool or such Subsidiary from time to time concerning or relating to anti-money laundering.
“Anti-Corruption Laws” means, with respect to Whirlpool or any of its Subsidiaries, all laws, rules, and regulations of any jurisdiction applicable to Whirlpool or such Subsidiary from time to time concerning or relating to bribery or corruption including, without limitation, the UK Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977.
“Appropriate Commitment” means, at any time, (a) with respect to any Tranche A Lender, its Tranche A Commitment or Tranche A Loan, as applicable and (b) with respect to any Tranche B Lender, its Tranche B Commitment or Tranche B Loan, as applicable.
“Appropriate Lender” means, at any time, (a) with respect to the Tranche A Facility, a Lender that has a Tranche A Commitment or holds a Tranche A Loan at such time and (b) with respect to the Tranche B Facility, a Lender that has a Tranche B Commitment or holds a Tranche B Loan at such time.
“Arrangers” means SMBC, BNP Paribas Securities Corp., ING Bank N.V., Dublin Branch, Mizuho Bank, Ltd. and Societe Generale,
“Article” means an article of this Credit Agreement unless another document is specifically referenced.
“Authorized Officer” means (i) the Chairman of the Board of Whirlpool, (ii) the Executive Vice President and Chief Financial Officer of Whirlpool, (iii) the Vice President and Treasurer of Whirlpool and (iv) any other officer of Whirlpool authorized by resolution of the Board of Directors of Whirlpool to execute and deliver on behalf of Whirlpool this Credit Agreement or any other Loan Document.
“Authorized Representative” means any Authorized Officer and any other officer, employee or agent of Whirlpool designated from time to time as an Authorized Representative in a written notice from any Authorized Officer to the Administrative Agent.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Credit Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.04(e).

“Bail-In Action” has the meaning specified in Section 10.14.
“Bankruptcy Code” means Title 11, United States Code, Sections 1 et seq., as the same may have been and may hereafter be amended from time to time, and any successor thereto or replacement therefor which may be hereafter enacted.
“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Adjusted Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Adjusted Term SOFR Rate, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.04(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)the Adjusted Daily Simple SOFR;
(2)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and Whirlpool as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in Dollars at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Credit Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Whirlpool for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted

Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder in accordance with Section 3.04 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder in accordance with Section 3.04.
“Borrowing Date” means a date on which the Advances are made hereunder.
“Borrowing Notice” is defined in Section 2.03(e).
“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Commitment” means a Tranche A Commitment or a Tranche B Commitment, as applicable.
“Consolidated EBITDA” means, for any period, the consolidated net income of Whirlpool and its Consolidated Subsidiaries for such period (as determined in accordance with generally accepted accounting principles) plus (without duplication) (i) an amount, which in the determination of such net income has been deducted for (a) Consolidated Interest Expense for such period, (b) taxes in respect of, or measured by, income or excess profits of Whirlpool and its Consolidated Subsidiaries for such period, (c) identifiable and verifiable non-recurring cash restructuring charges in an amount not to exceed $100,000,000 in any twelve month period, (d) depreciation and amortization expense for such period, (e) non-cash charges, losses and expenses and fees for such period and (f) non-recurring, extraordinary or unusual charges, losses and expenses for such period, plus (or minus) (ii) to the extent included in the determination of such net income (x) losses (or income) from discontinued operations for such period and (y) losses (or gains) from the effects of accounting changes during such period, and minus (iii) to the extent not deducted in the determination of such net income, cash charges and expenses and fees related to class action or other lawsuits, arbitrations or disputes, product recalls, regulatory proceedings and governmental investigations (provided, for the avoidance of doubt, that in the case of this clause (iii), to the extent that any amounts in respect of any such charges, expenses and fees have been reserved for and have reduced Consolidated EBITDA during any prior period, such amounts shall not be subtracted in calculating Consolidated EBITDA for any subsequent period even if such previously reserved amounts are paid in cash during such subsequent period). For the purpose of calculating Consolidated EBITDA for any period, if during such period Whirlpool or one of its Consolidated Subsidiaries shall have made a Material Acquisition or Material Disposition, Consolidated EBITDA for such period shall, to the extent reasonably practicable, be calculated after giving pro forma effect to such Material

Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period, as determined in good faith by Whirlpool and detailed, to the extent reasonably practicable, in the applicable compliance certificate.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense of Whirlpool and its Consolidated Subsidiaries for such period (as determined in accordance with generally accepted accounting principles). For the purpose of calculating Consolidated Interest Expense for any period, if during such period Whirlpool or one of its
Consolidated Subsidiaries shall have made a Material Acquisition or Material Disposition, Consolidated Interest Expense for such period shall, to the extent reasonably practicable, be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period, as determined in good faith by Whirlpool and detailed, to the extent reasonably practicable, in the applicable compliance certificate; provided that Whirlpool shall not make such adjustments with respect to any Material Acquisition or Material Disposition unless adjustments are made to Consolidated EBITDA with respect to such Material Acquisition or Material Disposition.
“Consolidated Subsidiary” means, at any date as of which the same is to be determined, any Subsidiary the accounts of which would be consolidated with those of Whirlpool in its consolidated financial statements if such statements were prepared as of such date in accordance with generally accepted accounting principles.
“Continuation/Conversion Notice” is defined in Section 2.03(f).
“Control” is defined in the definition of Affiliate.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Whirlpool or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Agreement” means this Term Loan Agreement, as it may be amended, supplemented or otherwise modified from time to time.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event described in Article 8.
“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Whirlpool in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Whirlpool or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or Whirlpool, to confirm in writing to the Administrative Agent and Whirlpool that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Whirlpool), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors (other than by way of an Undisclosed Administration (as defined below)) or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to Whirlpool and each Lender. “Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Dollars” and “$” each mean lawful money of the United States of America.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Emerson” has the meaning specified in the Preliminary Statements.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.
“European Union” means the European countries that are signatories to the Treaty on European Union.
“Facility” means the Tranche A Facility or the Tranche B Facility, as applicable.
“Facility Office” means the Lending Installation notified by a party to the Credit Agreement to the Administrative Agent in writing on or before the date it becomes a party the Credit Agreement (or, following that date, by not less than five Business Days’ written notice) as the Lending Installation through which it performs its obligations under this Credit Agreement.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, or any treaty or convention entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to (i) the rate published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York for overnight Federal funds transactions with members of the Federal Reserve System; or (ii) if such rate is not so published for any day which is a Business Day, the quotation for such day on such transactions received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Finance Lease” means any lease in which the obligation for rentals with respect thereto is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles. For the avoidance of doubt, in no event shall any operating lease constitute a “Finance Lease”.
“Floating Rate Advance” means an Advance which bears interest at the Alternate Base Rate.
“Floating Rate Loan” means a Loan which bears interest at the Alternate Base Rate.
“Guaranty” of any Person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, and shall include, without limitation, the contingent liability of such Person under or in relation to any letter of credit (or similar instrument), but shall exclude endorsements for collection or deposit in the ordinary course of business.
“Indebtedness” means, without duplication, with respect to Whirlpool and each Subsidiary, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of any of its Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens (other than Liens of Whirlpool or such Subsidiary of the type described in Sections 7.10(ii) and 7.10(iv) through (xviii) inclusive that are not otherwise included within this definition of “Indebtedness”) or payable out of the proceeds or production from any Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations under Finance Leases which would be shown as a liability on a balance sheet of such Person, (vi) net liabilities under any agreement, device or arrangement designed to protect at least one of the parties thereto from the fluctuation of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions (including any cancellation, buy back, reversal, termination or assignment thereof), (vii) Indebtedness of another Person for which such Person is obligated pursuant to a Guaranty, and (viii) obligations in respect of Recourse Securitizations. For the avoidance of doubt, in no event shall obligations of any such Person in respect of any operating lease constitute “Indebtedness.”
“InSinkErator Acquisition” has the meaning specified in the Preliminary Statements.
“Interest Coverage Ratio” means, as of any date of calculation thereof, the ratio of
(i) Consolidated EBITDA for the twelve month period ending on such date to (ii) Consolidated Interest Expense for the twelve month period ending on such date.
“Interest Period” means, with respect to a Term Benchmark Advance, the period commencing on the date of such Advance and ending on the day that is one, three or six months thereafter, as Whirlpool may elect and; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such Advance.
“Lenders” means the financial institutions listed on the signature pages of this
Credit Agreement and their respective permitted successors and assigns; provided that (a) following the Maturity Date for the Tranche A Facility and the repayment in full of the Tranche A Advances, the term “Lenders” shall cease to include Tranche A Lenders in their capacity as such and (b) following the Maturity Date for the Tranche B Facility and the repayment in full of the Tranche B Advances, the term “Lenders” shall cease to include Tranche B Lenders in their capacity as such.
“Lending Installation” means any office, branch, subsidiary or affiliate of any Lender or the Administrative Agent.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Finance Lease or other title retention agreement).

“Loan” means a Tranche A Loan or a Tranche B Loan, as applicable.
“Loan Documents” means this Credit Agreement and each Note.
“Material Acquisition” means any acquisition or series of related acquisitions that involves consideration (including assumption of debt) with a fair market value, as of the date of the closing thereof, in excess of US$500,000,000; provided that Whirlpool may, in its sole discretion, treat an acquisition or series of related acquisitions that involve consideration of less than US$500,000,000 as a Material Acquisition.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of Whirlpool and its Subsidiaries taken as a whole, (ii) the ability of Whirlpool to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.
“Material Disposition” means any disposition of property or series of related dispositions of property that involves consideration (including assumption of debt) with a fair market value, as of the date of the closing thereof, in excess of US$500,000,000; provided that Whirlpool may, in its sole discretion, treat a disposition or series of related dispositions that involves consideration of less than US$500,000,000 as a Material Disposition.
“Material Subsidiary” means a Subsidiary that would constitute a “Significant Subsidiary” under and as defined in Regulation S-X promulgated by the Securities and Exchange Commission.
“Maturity Date” means (a) with respect to the Tranche A Facility, the date that is 18 months after the Borrowing Date and (b) with respect to the Tranche B Facility, the third anniversary of the Borrowing Date.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.03 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Recourse Obligations” of a Person means Indebtedness of such Person (i) incurred to finance the acquisition of property which property is subject to a Lien securing such Indebtedness and generates rentals or other payments sufficient to pay the entire principal of and interest on such Indebtedness on or before the date or dates for payment thereof, (ii) which does not constitute a general obligation of such Person but is repayable solely out of the rentals or other sums payable with respect to the property subject to the Lien securing such Indebtedness and the proceeds from the sale of such property because the holder of such Indebtedness (hereinafter called the “Holder”) shall have agreed in writing at or prior to the time such Indebtedness is incurred that (A) such Person shall not have any personal liability whatsoever (other than for (I) rentals or other sums received by such Person which are subject to the Lien securing such Indebtedness, (II) any other rights assigned to the Holder, (III) the proceeds from any sale or other disposition of the property subject to the Lien securing such Indebtedness and (IV) breach by such Person of any customary representation or warranty (such as a warranty as to ownership of property or a warranty of quiet enjoyment)), either in its capacity as the owner of the property or in any other capacity, to the Holder for any amounts payable with respect to such Indebtedness and that such Indebtedness does not constitute a general obligation of such Person, (B) the Holder shall look for repayment of such Indebtedness and the payment of interest thereon and all other payments with respect to such Indebtedness solely to the rentals or other sums payable with respect to the property subject to the Lien securing such Indebtedness and the proceeds from the sale of such property, and (iii) to the extent the Holder may legally do so, the Holder waives any and all rights it may have to make the election provided under 11 U.S.C. 1111(b)(l)(A) or any other similar or successor provisions against such Person.
“Note” means a promissory note in substantially the form of Exhibit A hereto, with appropriate insertions, duly executed and delivered to the Administrative Agent by Whirlpool for the account of a Lender and payable to such Lender, including any amendment, modification, renewal or replacement of such promissory note.
“NYFRB” means the Federal Reserve Bank of New York.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans and the Notes, all accrued and unpaid fees and all other reimbursements, indemnities or other obligations of Whirlpool to any Lender or the Administrative Agent arising under the Loan Documents (including all interest and expenses accruing after the commencement of a proceeding under any bankruptcy law, whether or not constituting an allowed claim in such proceeding).
“Off-Balance Sheet Obligations” means, with respect to Whirlpool and each Subsidiary, (i) the principal portion of such Person’s obligations under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (ii) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) provided such transaction is effected pursuant to limited recourse or non-recourse sales by, or is otherwise non-recourse to, Whirlpool or such Subsidiary; provided that (a) any such agreement is of a type and on terms customary for comparable transactions in the good faith judgment of Whirlpool or such Subsidiary and (b) such agreement does not create any interest in any asset other than accounts receivable (and property securing or otherwise supporting accounts receivable), proceeds of the foregoing, accounts into which such proceeds are paid or held and assets related thereto or otherwise customary for transactions of such type.
“Participant” is defined in Section 13.02(a).
“Participant Register” is defined in Section 13.02(e).
“Patriot Act” is defined in Article 16.
“Payment Date” means the last Business Day of each March, June, September and December.
“Payment Office” means (a) the office, branch or affiliate of the Administrative Agent specified as its “Payment Office” in Schedule IV hereto or (b) such other office, branch, affiliate or correspondent bank of the Administrative Agent as it may from time to time specify to Whirlpool and each Lender as its Payment Office.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Person” means any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, enterprise, government or any department or agency of any government.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Whirlpool or any other member of the Controlled Group may have any liability.
“Platform” is defined in Section 14.01(b).
“Pricing Schedule” means Schedule III attached hereto.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Property” of a Person means any and all property and assets, whether real, personal, tangible, intangible, or mixed, of such Person.

“Purchaser” is defined in Section 13.03(a).
“Recourse Securitization” means any transfer by Whirlpool or any Subsidiary of accounts receivable or interests therein (a) to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (b) directly to one or more investors or other purchasers, in each case other than (i) any such transaction described in clause (ii) of the definition of Off-Balance Sheet Obligations and (ii) any such obligations to the extent that such obligations are subject to or otherwise supported by insurance. The “amount” or “principal amount” of any Recourse Securitization shall be deemed at any time to be the aggregate principal or stated amount of the indebtedness or other securities referred to in the first sentence of this definition or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Recourse Securitization, net of any such accounts receivable or interests therein that have been written off as uncollectible.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting or (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Register” is defined in Section 13.03(c).
“Regulation U” means Regulation U of the Federal Reserve Board from time to time in effect and shall include any successor or other regulations or official interpretations of the Federal Reserve Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.
“Regulation X” means Regulation X of the Federal Reserve Board from time to time in effect and shall include any successor or other regulations or official interpretations of the Federal Reserve Board relating to the obtaining of credit for the purpose of purchasing or carrying margin stock from (among others) member banks of the Federal Reserve System.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.
“Required Lenders” means, at any time, Lenders in the aggregate holding more than 50% of the sum of the aggregate unpaid principal amount of the outstanding Advances plus the aggregate unused Commitments each as in effect at such time, provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Advances and Commitment of such Lender at such time.
“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, Switzerland or the Government of Canada or any of its agencies or departments, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland or (c) the Government of Canada or any of its agencies or departments.
“Section” means a numbered Section of this Credit Agreement, unless another document is specifically referenced.
“SMBC” means Sumitomo Mitsui Banking Corporation.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Specified Representations” means the representations and warranties set forth in Sections 6.01 (solely with respect to the due organization and valid existence of Whirlpool), 6.02, 6.03 (in the case of the first sentence thereof, solely with respect to non-contravention of Whirlpool’s organizational documents), 6.12 (solely with respect to the use of the proceeds of the Facilities on the date of funding) and 6.13.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be, directly or indirectly, so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Whirlpool.
“Substantial Portion” means, with respect to the Property of Whirlpool and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of Whirlpool and its Subsidiaries as would be shown in the consolidated financial statements of Whirlpool and its Subsidiaries as at the last day of the most recent quarter for which financial statements have been delivered pursuant to Section 7.01 or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of Whirlpool and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.
“Taxes” is defined in Section 3.01(a).
“Term Benchmark Advance” means an Advance which bears interest at the Adjusted Term SOFR Rate, other than pursuant to clause (iii) of the definition of Alternate Base Rate with respect to Term SOFR.
“Term Benchmark Loan” means a Loan which bears interest at the Adjusted Term SOFR Rate.
“Term Benchmark Margin” means a rate per annum determined in accordance with the Pricing Schedule.
“Term SOFR Rate” means, with respect to any Term Benchmark Advance and for any tenor comparable to the applicable Interest Period, the sum of (a) the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR

Administrator plus (b) the Term Benchmark Margin for such day; provided that if the rate described in clause (a) above shall be less than zero, such rate shall be deemed to be zero for the purposes of this Credit Agreement.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Advance and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.
“Termination Date” means the earliest of (a) May 7, 2023, as such date may be extended in accordance with Section 2.13, (b) the date the Acquisition Agreement is terminated, (c) the Borrowing Date and (d) as to any Facility, the date the Appropriate Commitments are terminated in full.
“Ticking Fee Rate” means a rate per annum determined in accordance with the Pricing Schedule.
“Tranche A Advance” a borrowing hereunder consisting of the aggregate amount of the several Tranche A Loans made by the Tranche A Lenders at the same time, of the same Type and, in the case of Term Benchmark Advances, for the same Interest Period.
“Tranche A Commitment” means as to any Tranche A Lender, the obligation of such Lender to make Tranche A Loans to Whirlpool under this Credit Agreement not exceeding in the aggregate the amount set forth on Schedule I hereto or as set forth in an applicable Assignment Agreement in the form of Exhibit C hereto received by the Administrative Agent under the terms of Section 13.03, as such amount may be modified from time to time pursuant to the terms of this Credit Agreement.
“Tranche A Facility” means, at any time, the aggregate amount of the Tranche A Lenders’ Tranche A Commitments and Tranche A Loans at such time.
“Tranche A Lender” means any Lender that has a Tranche A Commitment or holds a Tranche A Loan.
“Tranche A Loan” means, with respect to a Tranche A Lender, such Lender’s portion, if any, of any Tranche A Advance.

“Tranche B Advance” a borrowing hereunder consisting of the aggregate amount of the several Tranche B Loans made by the Tranche B Lenders at the same time, of the same Type and, in the case of Term Benchmark Advances, for the same Interest Period.
“Tranche B Commitment” means as to any Tranche B Lender, the obligation of such Lender to make Tranche B Loans to Whirlpool under this Credit Agreement not exceeding in the aggregate the amount set forth on Schedule I hereto or as set forth in an applicable Assignment Agreement in the form of Exhibit C hereto received by the Administrative Agent under the terms of Section 13.03, as such amount may be modified from time to time pursuant to the terms of this Credit Agreement.
“Tranche B Facility” means, at any time, the aggregate amount of the Tranche B Lenders’ Tranche B Commitments and Tranche B Loans at such time.
“Tranche B Lender” means any Lender that has a Tranche B Commitment or holds a Tranche B Loan.
“Tranche B Loan” means, with respect to a Tranche B Lender, such Lender’s portion, if any, of any Tranche B Advance.
“Transaction” has the meaning specified in the Preliminary Statements.
“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.
“Type” means, with respect to any Loan or Advance, its nature as a Floating Rate Advance or Loan or a Term Benchmark Advance or Loan.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Whirlpool” means Whirlpool Corporation, a Delaware corporation, and its successors and assigns.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
    Section 1.02. Accounting Terms and Determinations.
Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles in the United States of America. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.01; provided, however, if (a) Whirlpool shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in generally accepted accounting principles or the rules promulgated with respect thereto or (b) either the Administrative Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements (or after the Lenders have been informed of the change in generally accepted accounting principles affecting such financial statements, if later), then such calculations shall be made on a basis consistent with the most recent financial statements delivered by Whirlpool to the Lenders as to which no such objection shall have been made.
    SECTION 1.03.     Interest Rates; Benchmark Notification.
The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.04(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Credit Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Credit Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to Whirlpool. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Credit Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to Whirlpool, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
    SECTION 1.04.     Other Interpretive Provisions.
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
ARTICLE 2
THE FACILITY
    Section 2.01. Description of Facility.
(1)Upon the terms and subject to the conditions set forth in this Credit Agreement, the Tranche A Lenders hereby grant to Whirlpool a term loan facility pursuant to which each Tranche A Lender severally agrees to make Tranche A Loans in Dollars to Whirlpool in accordance with Section 2.03.
(2)Upon the terms and subject to the conditions set forth in this Credit Agreement, the Tranche B Lenders hereby grant to Whirlpool a term loan facility pursuant to which each Tranche B Lender severally agrees to make Tranche B Loans in Dollars to Whirlpool in accordance with Section 2.03.
    Section 2.02. Availability of Facility; Required Payments.
Subject to all of the terms and conditions of this Credit Agreement, Whirlpool may borrow Advances on the Borrowing Date. The Commitment of each Lender shall expire on the Termination Date. Whirlpool promises to pay the outstanding Loans and its other unpaid Obligations in respect of each Tranche A Lender and each Tranche B Lender in full on the Maturity Date applicable to the Tranche A Facility and the Tranche B Facility, respectively.
    Section 2.03. Advances.
(a)Advances. (i) Each Tranche A Lender severally agrees, on the terms and conditions set forth in this Credit Agreement, to make Loans to Whirlpool on the Borrowing Date, in amounts which shall not exceed in the aggregate the amount equal to its Tranche A Commitment. Each Tranche A Advance hereunder shall consist of borrowings made from the several

Tranche A Lenders ratably in proportion to the ratio that their respective Tranche A Commitments bear to the Aggregate Tranche A Commitment. The Advances shall be repaid as provided by the terms of Sections 2.02. (ii) Each Tranche B Lender severally agrees, on the terms and conditions set forth in this Credit Agreement, to make Loans to Whirlpool on the Borrowing Date, in amounts which shall not exceed in the aggregate the amount equal to its Tranche B Commitment. Each Tranche B Advance hereunder shall consist of borrowings made from the several Tranche B Lenders ratably in proportion to the ratio that their respective Tranche B Commitments bear to the Aggregate Tranche B Commitment. The Advances shall be repaid as provided by the terms of Sections 2.02.
(b)Types of Advances. The Advances may be Floating Rate Advances or Term Benchmark Advances, or a combination thereof, selected by Whirlpool in accordance with Sections 2.03(e) and 2.03(f).
(3)Reductions in Commitments. (i) Ratable Reductions. Whirlpool may, prior to the Borrowing Date, permanently reduce the Aggregate Tranche A Commitment or the Aggregate Tranche B Commitment in whole, or in part ratably among the Appropriate Lenders in an amount of $25,000,000 or an integral multiple of $5,000,000 in excess thereof, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount and Facility of any such reduction.
(ii) Non-Ratable Reduction. As long as no Default or Unmatured Default exists at the time of such request and at the time of reduction, Whirlpool shall have the right, at any time, upon at least ten Business Days’ notice to a Defaulting Lender (with a copy to the Administrative Agent), to terminate in whole such Lender’s Commitment(s) and/or to repay such Lender’s Loans. Such termination shall be effective, (x) with respect to such Lender’s unused Commitment(s), on the date set forth in such notice, provided, however, that such date shall be no earlier than ten Business Days after receipt of such notice. Upon termination of a Lender’s Commitment(s) under this Section 2.03(c), Whirlpool will pay or cause to be paid any principal of, and interest accrued to the date of such payment on, Loans owing to such Lender and pay any accrued Ticking Fees payable to such Lender pursuant to the provisions of Section 2.07, and all other amounts payable to such Lender hereunder (including, but not limited to, any indemnification for Taxes under Section 3.01 and any increased costs or other amounts owing under Section 3.02 or 3.03); and upon such payments, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that such Lender’s rights under Sections 3.01, 3.02, 3.03, and 10.06, and its obligations under Section 11.08 shall survive such release and discharge as to matters occurring prior to such date. The aggregate amount of the Commitments of the Lenders once reduced pursuant to this Section 2.03(c)(ii) may not be reinstated.

(4)Minimum Amount of Each Advance. Each Advance made or continued hereunder shall be in the minimum of $5,000,000 or a higher integral multiple of $1,000,000; provided, however, that any Floating Rate Advance may be in the aggregate amount of the unused Appropriate Commitment.
(5)Method of Selecting Types and Interest Periods for New Advances.
Subject to all of the terms and conditions of this Credit Agreement, Whirlpool shall select the Type of Advance and, in the case of each Term Benchmark Advance, the Interest Period applicable thereto, for each Advance. Whirlpool shall give the Administrative Agent an irrevocable notice substantially in the form of Exhibit E hereto (a “Borrowing Notice”) not later than 1:00 P.M. (New York City time) (1) on the Borrowing Date of each Floating Rate Advance and (2) three Business Days before the Borrowing Date for each Term Benchmark Advance. A Borrowing Notice shall in accordance with all the terms and conditions of this Credit Agreement specify:
(1)the Borrowing Date, which shall be a Business Day, of such Advance;
(2)the Type of Advance selected and whether such Advance is a
Tranche A Advance or a Tranche B Advance;
(3)the Facility of such Advance;
(4)the aggregate amount of such Advance;
(5)in the case of each Term Benchmark Advance, the Interest Period applicable thereto; and
(6)the account information for the account of Whirlpool that shall be credited with the proceeds of such Advance.
(6)Continuation and Conversion of Advances. Subject to all of the terms and conditions of this Credit Agreement, each Floating Rate Advance shall continue as a Floating Rate Advance unless and until such Floating Rate Advance is paid or converted into one or more Term Benchmark Advances. Subject to all of the terms and conditions of this Credit Agreement, each Term Benchmark Advance shall continue as a Term Benchmark Advance until the end of the then applicable Interest Period therefor, at which time such Term Benchmark Advance shall be automatically converted into a Floating Rate Advance unless (x) such Term Benchmark Advance is paid by Whirlpool or Whirlpool shall have given the Administrative Agent an irrevocable notice substantially in the form of Exhibit F hereto (a “Continuation/Conversion Notice”) requesting that, at the end of such Interest Period, such Term Benchmark Advance continue as a Term Benchmark Advance for the same or another specified Interest Period, be converted into one or more new Term Benchmark Advances each having a specified new Interest Period or be converted into a Floating Rate Advance or (y) any Default shall have occurred and be continuing. Accordingly, but subject to all of the terms and conditions of this Credit Agreement, Whirlpool may elect from time to time to convert all or any part (subject to Section 2.03(d)) of an Advance of any Type made to it into the other Type of Advance; provided that any conversion of a Term Benchmark Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. Whirlpool shall give the Administrative Agent a Continuation/Conversion Notice with respect to each continuation or conversion of an Advance not later than 12:00 Noon (New York City time) at least three Business Days prior to the date of the requested continuation or conversion, specifying in accordance with all of the terms and conditions of this Credit Agreement:
(7)the requested date, which shall be a Business Day, of such continuation or conversion;
(8)the aggregate amount, Facility and Type of the Advance which is to be continued or converted;
(9)the amount and Type(s) of the Advance(s) into which such Advance is to be continued or converted; and
(10)in the case of each continuation of or conversion into a Term Benchmark Advance, the Interest Period applicable thereto (provided that if no Interest Period is specified, Whirlpool shall be deemed to have requested an Interest Period of one month).
(7)Notice to Lenders. The Administrative Agent shall give prompt notice to each Lender of each Continuation/Conversion Notice received by it.
    Section 2.04. Reserved.
    Section 2.05. Reserved.
    Section 2.06. Reserved.
    Section 2.07. Fees.
(i)Ticking Fee. Whirlpool hereby agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender), ratably in proportion to their Commitments, a ticking fee at the Ticking Fee Rate on the amount of the Aggregate Tranche A Commitment and the Aggregate Tranche B Commitment of the Lenders, for the period from and including the date that is 90 days after the Effective Date to but excluding the Termination Date, which fee shall be payable quarterly in arrears on each Payment Date and on the Termination Date.

(ii)Administration Fees. Whirlpool hereby agrees to pay to the Administrative Agent for its own account such arrangement and administration fees as are heretofore and hereafter agreed upon in writing by Whirlpool and the Administrative Agent.
    Section 2.08. General Facility Terms.
(a)Method of Borrowing. On the Borrowing Date, each Lender shall make available its Loan or Loans not later than 2:00 P.M. (New York City time) in funds immediately available to the Administrative Agent, at its address specified in or pursuant to Article 14, in funds immediately available to the Administrative Agent, at the Administrative Agent’s Payment Office. The Administrative Agent will make the funds so received from the applicable Lenders available to Whirlpool at the Administrative Agent’s aforesaid address.
(b)Optional Prepayments. Whirlpool may from time to time prepay all of its outstanding Floating Rate Advances, or, in a minimum aggregate amount of $5,000,000 (and in integral multiples of $1,000,000 if in excess thereof), any portion of the outstanding Floating Rate Advances under the Tranche A Facility or the Tranche B Facility, as designated by the Borrower in the applicable notice. Whirlpool shall give the Administrative Agent notice with respect to each such prepayment not later than 3:00 p.m.
(New York City time) one Business Day prior to the date of the requested prepayment. Whirlpool may from time to time prepay all of its outstanding Term Benchmark Advances, or, in a minimum aggregate amount of $5,000,000 and in integral multiples of $1,000,000 if in excess thereof, any portion of the outstanding Term Benchmark Advances under the Tranche A Facility or the Tranche B Facility, as designated by the Borrower in the applicable notice. Whirlpool shall give the Administrative Agent notice with respect to each such prepayment not later than 3:00 p.m. (New York City time) three Business Days prior to the date of the requested prepayment; provided that any such notice may state by its terms that it is conditioned upon the effectiveness of other credit facilities, incurrences of Indebtedness, dispositions or other expected sources of funds, in which case such notice may be revoked by Whirlpool by notice to the Administrative Agent in the event that such condition is not satisfied. Any such prepayment pursuant to the foregoing provisions of this Section 2.08 of a Term Benchmark Advance prior to the end of its applicable Interest Period shall be subject to the provisions of Section 3.05.
(c)Interest Rates; Interest Periods. Subject to Section 2.08(d), (i) each Floating Rate Advance (and each Floating Rate Loan making up such Floating Rate Advance) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Term Benchmark Advance pursuant to Section 2.03(f) to but excluding the date it is paid or is converted into a Term Benchmark Advance pursuant to Section 2.03(f), at a rate per annum equal, in the case of Floating Rate Advances, to the Alternate Base Rate for such day and (ii) each Term Benchmark Advance (and each Term Benchmark Loan making up such Term Benchmark Advance) shall bear interest on the outstanding principal amount thereof from and including the first day of each Interest Period applicable thereto to (but not including) the last day of such Interest Period at a rate per annum equal to the Adjusted Term SOFR Rate for each day during such Interest Period. Changes in the rate of interest on each Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. No Interest Period in respect of Advances under a Facility shall end after the scheduled Maturity Date in respect of such Facility.
(d)Rate after Certain Defaults.
(i)During the existence of any Default under Section 8.02(i), each Advance (and each Loan making up such Advance) not paid when due, whether by acceleration or otherwise, shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance matures (or the date such reimbursement obligation arises), whether by acceleration or otherwise, to but excluding the date it is paid, at the rate otherwise applicable to such Advance plus 2% per annum or, if no rate is applicable, the Alternate Base Rate plus 2% per annum, payable on demand.
(ii)During the existence of any Default under Section 8.02(ii), to the fullest extent permitted by law and provided that Whirlpool shall have received notice at least one Business Day prior to the imposition thereof, the amount of any interest, fee or other amount payable hereunder that is not paid when due shall bear interest for each day from and including the date such payment is due, to but excluding the date it is paid, at the Alternate Base Rate plus 2% per annum, payable on demand.
(ii) During the existence of any Default, the Required Lenders may, at their option, by notice to Whirlpool, declare that no Advance may be converted into or continued as a Term Benchmark Advance.
(5)Interest Payment Dates; Interest Basis. (i) Generally. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing on the first such date to occur after the date hereof, on any date on which such Floating Rate Advance is prepaid or converted, whether due to acceleration or otherwise, at maturity and thereafter on demand. Subject to the next sentence, interest accrued on each Term Benchmark Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Term Benchmark Advance is prepaid, whether due to acceleration or otherwise, at maturity and thereafter on demand. Interest accrued on each Term Benchmark Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval (in the case of Term Benchmark Advances) during such

Interest Period. Interest on all Term Benchmark Advances, all Floating Rate Advances which bear interest based on the Federal Funds Effective Rate or the Adjusted Term SOFR Rate and all fees due hereunder shall be calculated for the actual number of days elapsed on the basis of a 360-day year. Interest on all Floating Rate Advances which bear interest based on the Prime Rate shall be calculated for the actual number of days elapsed on the basis of a 365, or when appropriate 366, day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 Noon (New York City time) at the place of payment. If any payment of principal of, or interest on, an Advance or of fees due hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment such extension of time shall be included in computing interest in connection with such payment. Whirlpool promises to pay interest on its respective Advances as provided in this Section 2.08(e).
(6)Method of Payment.
(i) General. All amounts of principal, interest, fees and other Obligations payable by Whirlpool under the Loan Documents shall be made in Dollars by 1:00 P.M. (New York City time) on the date when due in funds immediately available, without condition or deduction for any counterclaim, defense, recoupment or setoff, to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 14, or at such other Lending Installation of the Administrative Agent as may be specified in writing by the Administrative Agent to Whirlpool. Prior to the existence of a Default, all amounts due hereunder shall be made ratably among all of the Lenders in the case of all payments (other than the administrative fees retained by the Administrative Agent for its own account). Except as provided in Section 9.01(b), during the existence of any Default, all payments of principal due hereunder shall be applied ratably among all outstanding Advances. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly, but in any event not later than the close of business on the date received by the Administrative Agent if received by the Administrative Agent by 12:00 Noon (New York City time), by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at such Lender’s address specified pursuant to Article 14 or at any Lending Installation specified by such Lender in a written notice received by the Administrative Agent. If the Administrative Agent shall fail to pay any Lender the amount due such Lender pursuant to this Section when due, the Administrative Agent shall be obligated to pay to such Lender interest on the amount that should have been paid hereunder for each day from the date such amount shall have become due until the date such amount is paid at the Federal Funds Effective Rate for such day. In the event any amount paid to any Lender hereunder is rescinded or must otherwise be returned by the Administrative Agent each Lender shall, upon the request of the Administrative Agent repay to the

Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Effective Rate, and thereafter, the Alternate Base Rate plus two percent (2%) per annum.
(7)Evidence of Debt; Telephonic Notices. Each Lender is hereby authorized to record, in accordance with its usual practice, the date, the amount and the maturity of each of its Loans made hereunder; provided, however, that any failure to so record shall not affect Whirlpool’s obligations under this Credit Agreement. Upon the request of any Lender made through the Administrative Agent such Lender’s Loans shall be evidenced by a Note. Except as otherwise set forth herein, Whirlpool hereby authorizes the Lenders and the Administrative Agent to extend or continue Advances and effect selections of Types of Advances based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender reasonably believes to be an Authorized Representative. If requested by the Administrative Agent or any Lender, Whirlpool agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice given by it signed by an Authorized Representative. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
(8)Notification of Advances, Interest Rates and Prepayments. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Commitment reduction notice, Borrowing Notice, Continuation/Conversion Notice, and repayment notice received by it hereunder. In addition, with respect to each Borrowing Notice, the Administrative Agent shall notify each Lender of its pro rata share of the Advance to be made pursuant to such Borrowing Notice. The Administrative Agent will notify Whirlpool and each Lender of the interest rate applicable to each Term Benchmark Advance promptly upon determination of such interest rate and will give Whirlpool and each Lender prompt notice of each change in the Alternate Base Rate; provided, however, that the Administrative Agent’s failure to give any such notice will not affect Whirlpool’s obligation to pay interest to the Lenders at the applicable interest rate.
(9)Non-Receipt of Funds by the Administrative Agent. Unless Whirlpool or the applicable Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of Whirlpool, a payment of principal, interest or fees to the Administrative Agent for the account of the applicable Lenders, that it does not intend to make such scheduled payment, the Administrative Agent may assume that such scheduled payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such scheduled payment available to the intended recipient in reliance upon such assumption. If such Lender or Whirlpool, as the case may be, has not in fact made such scheduled payment to the Administrative Agent, the recipient of such scheduled payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of such a repayment due from a Lender, the Federal Funds Effective Rate for such day, or (y) in the case of such a repayment due from Whirlpool, the interest rate applicable to the relevant Loan.
(10)[Reserved].
(11)Lending Installations. Subject to Section 3.06, each Lender may (i) from time to time book its Loans at any Lending Installation(s) selected by such Lender, and (ii) by written or telecopy notice to the Administrative Agent and Whirlpool, designate (or change any such prior designation) a Lending Installation through which Loans of a particular Type will be made by it and for whose account payments on such Loans are to be made. All terms of this Credit Agreement shall apply to any such Lending Installation and any Notes of a Lender shall be deemed held by such Lender for the benefit of its appropriate Lending Installation. Each Lender will notify the Administrative Agent and Whirlpool on or prior to the date of this Credit Agreement of the Lending Installation which it intends to utilize for each Type of Loan hereunder.
(12)Withholding Tax Exemption.
(1)Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Whirlpool and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Whirlpool or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax on interest paid by Whirlpool;
(2)Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:
(a)(1) on or before the date of any payment by Whirlpool under this Credit Agreement to such Lender, deliver to Whirlpool and the Administrative Agent two duly completed copies of: (i) United States Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable, (ii) United States Internal Revenue Service Form W-8ECI, or (iii) United States Internal Revenue Service Form W-8IMY, accompanied by United States Internal Revenue Service Form W-8ECI, W-8BEN, or W-8BEN-E, as applicable, or successor applicable form, as the case may be; provided that if the form provided by a Lender at the time such Lender first becomes a party to this Credit

Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from the obligation to gross up pursuant to under Section 3.01(c);
(i)deliver to Whirlpool and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Whirlpool; and
(ii)obtain such extensions of time for filing and
complete such forms or certifications as may reasonably be requested by Whirlpool or the Administrative Agent; or
(a)in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (1) represent to Whirlpool (for the benefit of Whirlpool and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) agree to furnish to Whirlpool, on or before the date of any payment by Whirlpool, with a copy to the Administrative Agent, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable, or successor applicable form certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Credit Agreement (and to deliver to Whirlpool and the Administrative Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by Whirlpool or the Administrative Agent for filing and completing such forms), and (3) agree, to the extent legally entitled to do so, upon reasonable request by Whirlpool, to provide to Whirlpool (for the benefit of Whirlpool and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Credit Agreement; provided, that any Lender that delivers the forms and representation provided in this clause (B) must also deliver to Whirlpool or the Administrative Agent two accurate, complete and signed copies of either Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable, or W-8ECI, or, in each case, an applicable successor form, establishing a complete exemption from withholding of United States federal income tax imposed on the payment of any fees, if applicable, to such Lender.
Notwithstanding the above, if any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises Whirlpool and the Administrative Agent then such Lender shall be exempt from such requirements. Each Person that shall become a Lender or a participant of a Lender pursuant to Section 13.02 or 13.03 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection (i); provided that in the case of a participant of a Lender, the obligations of such participant of a Lender pursuant to this subsection (i) shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.
(3)If any withholding, deduction or other taxes (whether United States or otherwise) shall be or become applicable after the date of this Credit Agreement to any payments by Whirlpool to a Lender hereunder or under any other Loan Document, such Lender shall use reasonable efforts to make, fund or maintain the Loan or Loans through another Lending Installation located in another jurisdiction so as to reduce, to the fullest extent possible, the liability of Whirlpool hereunder, if the making, funding or maintenance of such Loan or Loans through such other Lending Installation does not, in the reasonable judgment of the Lender, materially affect the Lender of such Loan.
(4)If a payment made to a Lender would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Whirlpool, at the time or times prescribed by law and at such time or times reasonably requested in writing by Whirlpool, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested in writing by Whirlpool as may be necessary for Whirlpool to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.08(l)(iv) “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.
    Section 2.09. Reserved.
    Section 2.10. Reserved.
    Section 2.11. Reserved.
    Section 2.12. Defaulting Lenders.
(1)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(a)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this

Credit Agreement shall be restricted as set forth in the definition of Required Lenders.
(b)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.01 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as Whirlpool may request (so long as no Default or Unmatured Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and Whirlpool, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Credit Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; fifth, to the payment of any amounts owing to Whirlpool as a result of any judgment of a court of competent jurisdiction obtained by Whirlpool against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Credit Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Advances are held by the Appropriate Lenders pro rata in accordance with the Appropriate Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)Certain Fees. No Defaulting Lender shall be entitled to receive any Ticking Fee for any period during which that Lender is a Defaulting Lender (and Whirlpool shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(2)Defaulting Lender Cure. If Whirlpool and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Appropriate Lenders in accordance with the Appropriate Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Whirlpool while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 2.13. Extension of Termination Date.
Whirlpool may at any time (but not more than twice), extend the Termination Date for a period of three months for each such extension by notice to the Administrative Agent (who shall promptly notify the Lenders) that the “End Date” (as defined in the Acquisition Agreement) has been extended in accordance with Section 10.1 of the Acquisition Agreement.
ARTICLE 3
CHANGE IN CIRCUMSTANCES
    Section 3.01. Taxes.
(1)Payments to be Free and Clear. Except as otherwise provided in Section 3.01(c), all sums payable by Whirlpool under the Loan Documents, whether in respect of principal, interest, fees or otherwise, shall be paid without deduction for any present and future taxes, levies, imposts, deductions, charges or withholdings imposed by any government or any political subdivision or taxing authority thereof (but excluding franchise taxes and any tax imposed on or measured by the net income, receipts, profits or gains) and all interest, penalties or similar liabilities with respect thereto (collectively, “Taxes”), which amounts shall be paid by Whirlpool as provided in Section 3.01(b) below.
(2)Grossing-up of Payments. Except as otherwise provided in Section 3.01(c), if Whirlpool or any other Person is required by law to make any deduction or withholding on account of any Taxes from any sum paid or expressed to be payable by Whirlpool to any Lender under this Credit Agreement:
(b)the applicable party shall notify the Administrative Agent and, if such party is not Whirlpool, the Administrative Agent will notify Whirlpool of any such requirement or any change in any such requirement as soon as such party becomes aware of it;

(c)Whirlpool shall pay all Taxes before the date on which penalties attached thereto become due and payable, such payment to be made (if the liability to pay is imposed on Whirlpool) for its own account or (if that liability is imposed on any other party to this Credit Agreement) on behalf of and in the name of that party;
(d)the sum payable by Whirlpool in respect of which the relevant deduction, withholding or payment is required shall (except, in the case of any such payment, to the extent that the amount thereof is not ascertainable when that sum is paid) be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, that party receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment of Taxes) a sum equal to that which it would have received and so retained had no such deduction, withholding or payment of Taxes been required or made; and
(e)within thirty days after payment of any sum from which Whirlpool is required by law to make any deduction or withholding of Taxes, and within thirty days after the due date of payment of any Tax or other amount which it is required to pay pursuant to the foregoing subsection (B) of this Section 3.01(b), Whirlpool shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent all such certified documents and other evidence as to the making of such deduction, withholding or payment as (x) are reasonably satisfactory to the affected parties as proof of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority, and (y) are required by any such party to enable it to claim a tax credit with respect to such deduction, withholding or payment.
(3)Conditions to Gross-up. Notwithstanding any provision of this Section 3.01 to the contrary, Whirlpool shall have no obligation to pay any Taxes pursuant to this Section 3.01, or to pay any amount to the Administrative Agent or any Lender pursuant to this Section 3.01, to the extent that they are or result from (i) United States withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Whirlpool under Section 3.06) or (ii) such Lender changes its lending office (other than pursuant to Section 3.06), except in each case to the extent that, pursuant to Section 3.01(b), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (ii) the failure of any Lender or the Administrative Agent to comply with its obligations pursuant to Section 2.08(l) or Section 13.05 or (iii) any Taxes imposed under FATCA.
(4)Refunds. If any Lender determines, in its sole discretion exercised in good faith, that it had received a refund in respect of Taxes paid by Whirlpool, it shall promptly pay such refund, together with any other amounts paid by Whirlpool pursuant to Section 3.01 in connection with such refunded Taxes, to Whirlpool, provided that Whirlpool agrees to promptly return such refund to the applicable Lender after it receives notice from the applicable Lender that the applicable Lender is required by law to repay refund to the relevant Tax authority. Nothing in this Section shall be deemed to require any Lender to disclose confidential tax information.
(5)Indemnification by Whirlpool. Whirlpool shall indemnify each Lender and the Administrative Agent, as applicable, for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 3.01), subject to the conditions set forth in Section 3.01(c), imposed on or paid by such Lender or the Administrative Agent in respect of sums payable under this Credit Agreement (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto provided that if such Lender or the Administrative Agent, as the case may be, fails to file notice to Whirlpool of the imposition of such Taxes within 120 days following the receipt of actual written notice of the imposition of such Taxes, there will be no obligation for Whirlpool to pay interest or penalties attributable to the period beginning after such 120th day and ending 7 days after Whirlpool receives notice from such Lender or the Administrative Agent, as the case may be. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.
    Section 3.02. Increased Costs.
If, at any time after the date of this Credit Agreement, the adoption of any applicable law or the application of any applicable governmental or quasi-governmental rule, regulation policy, guideline or directive (whether or not having the force of law), or any Change (as defined in Section 3.03 below) therein, or any change in the interpretation or administration thereof, or the compliance of any Lender therewith,
(d)imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending
Installation,
(e)imposes any other condition (excluding Taxes, franchise taxes and any tax imposed on or measured by the net income, receipts, profits or gains), or
(f)subjects a Lender to any Taxes (other than (I) Taxes for which Whirlpool is required to pay additional amounts or indemnify the Lender under Section 3.01(b) or 3.01(e), (II) Taxes described in Section 3.01(c) or (III) franchise taxes and any tax imposed on or measured by the net income, receipts, profits or gains of the Lender, in each case imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining Term Benchmark Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with Term Benchmark Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Term Benchmark Loans held or interest received by it, by an amount deemed material by such Lender, then, within 30 days of demand by such Lender, Whirlpool shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Term Benchmark Loans and its Commitment to make Term Benchmark Loans, which determination shall be made in good faith and substantially consistent with similarly situated customers of such Person under agreements having provisions similar to this Section 3.02 after consideration of such factors as such Person then reasonably determines to be relevant; provided, however, that any amount payable pursuant to this Section 3.02 shall be limited to the amount incurred from and after the date one hundred fifty days prior to the date that such Lender makes such demand, provided that if such change in or in the interpretation of any law or regulation giving rise to such increased cost is retroactive, then the 150-day period referred to in the preceding proviso shall be extended to include the period of retroactive effect thereof; and provided, further, that any amount payable pursuant to this Section 3.02 shall be paid by Whirlpool.
    Section 3.03. Changes in Capital Adequacy Regulations.
If a Lender determines that the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender in connection with this Credit Agreement, its Loans or its obligation to make Loans hereunder, is increased as a result of a Change (as hereafter defined), then, within 30 days of demand by such Lender (with a copy of such demand to the Administrative Agent), Whirlpool shall pay such Lender the amount which such Lender reasonably determines is necessary to compensate it for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Credit Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy or liquidity), which determination shall be made in good faith and substantially consistent with similarly situated customers of such Person under agreements having provisions similar to this Section 3.03 after consideration of such factors as such Person then reasonably determines to be relevant; provided, however, that any amount payable pursuant to this Section 3.03 shall be limited to the amount incurred from and after the date one hundred fifty days prior to the date that such Lender makes such demand; provided further, that if such change in or in the interpretation of any law or regulation giving rise to such increased capital or liquidity is retroactive, then the 150-day period referred to in the preceding proviso shall be extended to include the period of retroactive effect thereof. “Change” means (i) any change after the date of this Credit Agreement in the Risk-Based Capital Guidelines (as hereafter defined), or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Credit Agreement which affects the amount of capital or liquidity required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender, provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change”, regardless of the date enacted, adopted or issued. “Risk-Based Capital Guidelines” means (x) the risk-based capital guidelines in effect in the United States on the date of this Credit Agreement, including transition rules, and (y) the corresponding capital regulations promulgated by regulatory authorities outside the United States in effect on the date of this Credit Agreement, including transition rules.
    Section 3.04. Availability of Types.
(1)Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 3.04, if:
(a)the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Advance, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or
(b)the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Advance, the Adjusted Term SOFR Rate and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Advance for such Interest Period;
then the Administrative Agent shall give notice thereof to Whirlpool and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies Whirlpool and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) Whirlpool delivers a new Continuation/Conversion Notice (each, an “Interest Election Request”) in accordance with the terms of Section 2.03(f) or a new Borrowing Notice in accordance with the terms of Section 2.03(e), for Loans, (1) any Interest Election Request that requests the conversion of any Advance to, or continuation of any Advance as, a Term Benchmark Advance and any Borrowing Notice that requests a Term Benchmark Advance shall instead be deemed to be an Interest Election

Request or a Borrowing Notice, as applicable, for a Floating Rate Advance. Furthermore, if any Term Benchmark Loan is outstanding on the date of Whirlpool’s receipt of the notice from the Administrative Agent referred to in this Section 3.04(a) with respect to the Adjusted Term SOFR Rate, then until (x) the Administrative Agent notifies Whirlpool and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) Whirlpool delivers a new Interest Election Request in accordance with the terms of Section 2.03(f) or a new Borrowing Notice in accordance with the terms of Section 2.03(e), any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, a Floating Rate Loan.
(2)Notwithstanding anything to the contrary herein, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Credit Agreement and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of
“Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark
Replacement will replace such Benchmark for all purposes hereunder in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(3)Notwithstanding anything to the contrary herein, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement.
(4)The Administrative Agent will promptly notify Whirlpool and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.04, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement, except, in each case, as expressly required pursuant to this Section 3.04.

(5)Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(6)Upon Whirlpool’s receipt of notice of the commencement of a Benchmark Unavailability Period, Whirlpool may revoke any request for a Term Benchmark Advance or Floating Rate Advance of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Whirlpool will be deemed to have converted any request for a Term Benchmark Advance into a request for an Advance of or conversion to a Floating Rate Advance. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of Whirlpool’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Adjusted Term SOFR Rate, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.04, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute a Floating Rate Loan on such day.
(7)Illegality. If any Lender determines that maintenance at a suitable Lending Installation of any Type of its Term Benchmark Loans would violate any applicable law, rule, regulation or directive, whether or not having the force of law, and notifies Whirlpool and the Administrative Agent of such determination, then, subject to Section 3.06, the Administrative Agent shall suspend the availability of the affected Type of Advance and, if such Lender determines that it is necessary, require that any such Loan of the affected Type be repaid; provided, that if each Lender that shall have delivered the foregoing notice (x) determines that the circumstances causing such illegality have ceased to exist and that maintenance at a suitable Lending Installation of its Term Benchmark Loans would no longer violate any applicable law, rule, regulation or directive, whether or not having the force of law, and notifies Whirlpool and the Administrative Agent of such determination, or (y) shall be replaced pursuant to Section 3.06 or shall otherwise cease to be a Lender with a Commitment hereunder, then the affected Type of Advance shall again be available.

    Section 3.05. Funding Indemnification.
In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Whirlpool pursuant to Section 3.06, then, in any such event, Whirlpool shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Whirlpool and shall be conclusive absent manifest error. Whirlpool shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
Section 3.06. Mitigation of Additional Costs or Adverse Circumstances; Replacement of Lenders.
If, in respect of any Lender, circumstances arise which would or would upon the giving of notice result in:
(1)an increase in the liability of Whirlpool to such Lender under Section 3.01,
3.02 or 3.03;
(2)the unavailability of a Type of Advance under Section 3.04(a) or (g); or
(3)a Lender being unable to deliver the forms required by Section 2.08(l);
then, without in any way limiting, reducing or otherwise qualifying Whirlpool’s obligations under any of the Sections referred to above in this Section 3.06, such Lender shall promptly upon becoming aware of the same notify the Administrative Agent thereof and shall, in consultation with the Administrative Agent and Whirlpool and to the extent that it can do so without disadvantaging itself, take such reasonable steps as may be reasonably open to it to mitigate the effects of such circumstances (including, without limitation, the designation of an alternate Lending Installation or the transfer of its Loans to another Lending Installation). If and so long as a Lender has been unable to take, or has not taken, steps acceptable to Whirlpool to mitigate the effect of the circumstances in question, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, such Lender shall be obliged, at the request and expense of Whirlpool, to assign all its rights and obligations hereunder to another Lender (or an Affiliate of another Lender) or any other Person nominated by Whirlpool with the approval of the Administrative Agent (which shall not be unreasonably withheld, conditioned or delayed) and willing to participate in the facility in place of such Lender; provided that (i) all obligations owed to such assigning Lender shall be paid in full and (ii) such Person satisfies all of the requirements of this Credit Agreement including, but not limited to, providing the forms required by Sections 2.08(l)

and 13.03(b). Notwithstanding any such assignment, the obligations of Whirlpool under Sections 3.01, 3.02, 3.03 and 10.06 shall survive any such assignment and be enforceable by such Lender.
    Section 3.07. Lender Statements; Survival of Indemnity.
Each Lender shall deliver to Whirlpool a written statement of such Lender as to the amount due, if any, under Section 3.01, 3.02, 3.03 or 3.05. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on Whirlpool in the absence of manifest error. Unless otherwise provided herein, the amount specified in the written statement shall be payable within 30 days after receipt by Whirlpool of the written statement. The obligations of Whirlpool under Sections 3.01, 3.02, 3.03 or 3.05 shall survive payment of any other of Whirlpool’s Obligations and the termination of this Credit Agreement.
ARTICLE 4
[RESERVED]
ARTICLE 5
CONDITIONS PRECEDENT
    Section 5.01. Effectiveness.
This Credit Agreement shall not be effective until a date (the “Effective Date”) upon which following conditions have been satisfied:
(1)Whirlpool have furnished or caused to be furnished to the Administrative Agent the following:
(g)A copy of the articles, certificate or charter of incorporation or similar document or documents of Whirlpool, certified by the Secretary or Assistant Secretary or other Authorized Representative of Whirlpool or by the appropriate governmental officer in the jurisdiction of incorporation or organization or other formation of Whirlpool within thirty days of the Effective Date;
(h)A certificate of good standing, to the extent applicable, for Whirlpool from its jurisdiction of incorporation dated within thirty days of the Effective Date;
(i)A copy, certified as of the Effective Date by the Secretary or Assistant Secretary or other Authorized Representative of Whirlpool of its by-laws or similar governing document;

(j)A copy, certified as of the Effective Date by the Secretary or Assistant Secretary or other Authorized Representative of Whirlpool, of the resolutions of its Board of Directors (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for any Lender) authorizing the execution of this Credit Agreement and the other Loan Documents to be executed by it;
(k)An incumbency certificate, executed as of the Effective Date by the Secretary or an Assistant Secretary or other Authorized Representative of Whirlpool, which shall identify by name and title and bear the signature of the officers of Whirlpool authorized to sign this Credit Agreement and the other Loan Documents to be executed by Whirlpool and to receive extensions of credit hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by Whirlpool;
(l)A certificate, signed by an Authorized Officer stating that on the Effective Date (i) no Default or Unmatured Default has occurred and is continuing, and (ii) the representations and warranties contained in Article 6 are true and correct;
(m)Written opinions of counsel to Whirlpool, given upon the express instructions of Whirlpool, dated the Effective Date and addressed to the Administrative Agent and each of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent; and
(n)A certificate, signed by an Authorized Officer stating that since December 31, 2021, except as disclosed in filings with the Securities Exchange Commission prior to the Effective Date, there has been no development or event relating to or affecting Whirlpool or any of its Subsidiaries that has had or could be reasonably expected to have a Material Adverse Effect.
(2)The Lenders, the Administrative Agent and their Affiliates shall have received all fees required to be paid, and all expenses relating to the negotiation, execution and delivery of this Credit Agreement and which are required to be paid to such parties pursuant to the terms hereof for which invoices have been presented by not later than the Business Day prior to the proposed Effective Date.
(3)All governmental and third party approvals necessary in connection with the financing contemplated hereby shall have been obtained and be in full force and effect.
(4)The Lenders shall have received such documents and other information as may be required for “know your customer” or similar requirements to the extent requested at least ten days prior to the proposed Effective Date.

Section 5.02. Funding.

No Lender shall be required to fund its portion of any Advance unless the Effective Date shall have occurred and on the Borrowing Date:
(1)The     InSinkErator     Acquisition     shall     have     been     or     shall     be, contemporaneously with the making of the Loans, consummated in accordance with the terms of the Acquisition Agreement (including the exhibits and schedules thereto).
(2)The Acquisition Agreement Representations shall be true and correct in all material respects and the Specified Representations shall be true and correct in all material respects (except Acquisition Agreement Representations and Specified Representations that are qualified by materiality, which shall be true and correct in all respects).
(3)Prior to and after giving effect to such Advance there exists no Default described in Section 8.02, Section 8.05 or Section 8.06;
(4)Since August 7, 2022, there shall not have occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a “Material Adverse Effect”, as such term is defined in the Acquisition Agreement.
(5)The Lenders, the Administrative Agent and their Affiliates shall have received all fees required to be paid, and all expenses relating to the negotiation, execution and delivery of this Credit Agreement and which are required to be paid to such parties pursuant to the terms hereof for which invoices have been presented by not later than the Business Day prior to the proposed Borrowing Date.
(6)Whirlpool shall have delivered the applicable notices described in
Section 2.03(e).
(7)The Lenders shall have received such documents and other information as may be required for “know your customer” or similar requirements to the extent requested at least ten days prior to the proposed Borrowing Date.
The request for an extension of credit hereunder and the acceptance by Whirlpool of the proceeds of any Loans shall constitute (x) a representation and warranty by Whirlpool that the conditions contained in Sections 5.02(a), (b), (c) and (d) have been satisfied and (y) a representation and warranty that the representations and warranties of Whirlpool contained in Article 6 are true and correct on and as of the Borrowing Date, except that to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; provided that, for the avoidance of doubt (but subject to Section 5.02(b) above), the accuracy of such representations and warranties is not a condition precedent to the obligation of the Lenders to make the Loans hereunder.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES
    Whirlpool represents and warrants to the Lenders that:
    Section 6.01. Existence and Standing.
It and each of its Material Subsidiaries is duly incorporated or otherwise organized, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of incorporation or organization or other formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in the case of its good standing (other than with respect to Whirlpool) as would not reasonably be expected to result in a Material Adverse Effect.
    Section 6.02. Authorization and Validity.
It has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. Its execution and delivery of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate or other proceedings, and the Loan Documents constitute its legal, valid and binding obligations enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of money) contained herein or therein may be limited by equitable principles generally and by principles of good faith and fair dealing.
    Section 6.03. No Conflict; Government Consent.
Neither its execution and delivery of the Loan Documents, nor the consummation of the transactions therein contemplated, nor its compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or any of its Subsidiaries or the articles, certificate or charter of incorporation or by-laws or other organizational or constitutional documents of it or any of its Subsidiaries or the provisions of any indenture, instrument or agreement to which it or any of its Subsidiaries is a party or is subject, or by which it or its Property is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of it or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement, in any such case which violation, conflict, default, creation or imposition has not had or could not reasonably be expected to have a Material Adverse Effect. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, its execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than those the absence of which has not had or could not reasonably be expected to have a Material Adverse Effect.
    Section 6.04. Financial Statements.
    The December 31, 2021 financial statements of Whirlpool and its Consolidated
Subsidiaries were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the financial condition of Whirlpool and its Consolidated Subsidiaries at such date and the results of their operations for the period then ended.
    Section 6.05. Material Adverse Change.
As of the Effective Date, except as disclosed in filings with the Securities and Exchange Commission as of such date, there has been no material adverse change since December 31, 2021 in the business, Property, financial condition or results of operations of Whirlpool and its Consolidated Subsidiaries.
    Section 6.06. Taxes.
Whirlpool and its Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Whirlpool or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves are being maintained and except to the extent that any such failure to make such filings or payments would not reasonably be expected to result in a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes other than any such liens or claims that would not reasonably be expected to result in a Material Adverse Effect.
    Section 6.07. Litigation.
As of the date of this Credit Agreement, except as disclosed in filings with the Securities and Exchange Commission as of such date there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries which has had or would reasonably be expected to have a Material Adverse Effect.
    Section 6.08. ERISA.
Each Plan complies with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, no member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan, except, in each case, to the extent that any of the events described in this sentence, together with all other such events, which shall have occurred, taken in the aggregate, would reasonably be expected to have a Material Adverse Effect.
    Section 6.09. Accuracy of Information.
    No information or report furnished by it to the Administrative Agent or the Lenders in connection with the negotiation of, or compliance with, the Loan Documents contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein not misleading.
    Section 6.10. Reserved.
    Section 6.11. Compliance with Laws.
It and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except where non-compliance with any such statute, rule, regulation, order or restriction cannot reasonably be expected to have a Material Adverse Effect.
    Section 6.12. AML Laws, Anti-Corruption Laws and Sanctions.
Whirlpool has implemented and maintains in effect policies and procedures designed to ensure compliance by Whirlpool, its Subsidiaries, and by their respective directors, officers, employees and agents in connection with such respective individuals’ actions on behalf of Whirlpool or the applicable Subsidiary, with applicable Anti-Corruption Laws, applicable AML Laws and applicable Sanctions, and Whirlpool and, to Whirlpool’s actual knowledge, its Subsidiaries and their respective officers, employees, directors and agents, are in compliance with applicable Anti-Corruption Laws, applicable AML Laws and applicable Sanctions in all material respects. None of (a) Whirlpool, any Subsidiary or, to the actual knowledge of Whirlpool, any of their respective directors, officers or employees, or (b) to the actual knowledge of Whirlpool, any agent of Whirlpool or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The borrowing of any Advance and the use of proceeds thereof will not cause a violation of any applicable Anti-Corruption Law, applicable AML Law or Sanctions applicable to any party hereto.
    Section 6.13. Investment Company Act.
Neither Whirlpool nor any of its Subsidiaries is an “investment company” or an “affiliated person” thereof or an “affiliated person” of such affiliated person as such terms are defined in the Investment Company Act of 1940, as amended.
    Section 6.14. Environmental Matters.

In the ordinary course of its business, Whirlpool conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of Whirlpool and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or hazardous substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, Whirlpool has concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, would not reasonably be expected to have a Material Adverse Effect.
    Section 6.15 Reserved.

    Section 6.16 Affected Financial Institution.
    Whirlpool is not an Affected Financial Institution (as defined in Section 10.14).
ARTICLE 7
COVENANTS
During the term of this Credit Agreement, unless the Required Lenders shall otherwise consent in writing:
    Section 7.01. Financial Reporting.
Whirlpool will maintain, for Whirlpool and each of its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Administrative Agent, for distribution to the Lenders:
(1)Within 90 days after the close of each of Whirlpool’s fiscal years, an unqualified audit report certified by independent certified public accountants of recognized national standing selected by Whirlpool, prepared in accordance with generally accepted accounting principles on a consolidated basis for Whirlpool and its Consolidated Subsidiaries, including a consolidated balance sheet as of the end of such period and related consolidated statements of earnings and cash flows, provided that Whirlpool shall not be required to furnish separately any such financial statements that are filed electronically with the Securities and Exchange Commission by Whirlpool at the times specified herein;

(2)Within 60 days after the close of each of the first three quarterly periods of each of Whirlpool’s fiscal years, for Whirlpool and the Consolidated Subsidiaries, an unaudited consolidated balance sheet as at the close of such period and a consolidated statement of earnings and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified, subject to year-end audit adjustments, by an Authorized Officer; provided that Whirlpool shall not be required to furnish separately any such financial statements that are filed electronically with the Securities and Exchange Commission by Whirlpool at the times specified herein;
(3)Together with the financial statements required pursuant to clauses (i) and (ii) above, a compliance certificate in substantially the form of Exhibit D hereto signed by an Authorized Officer showing the calculations necessary to determine compliance with this Credit Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof;
(4)Promptly upon the furnishing thereof to the shareholders of Whirlpool, copies of all financial statements, reports and proxy statements so furnished, provided that Whirlpool shall not be required to furnish separately any such financial statements, reports and proxy statements that are filed electronically with the Securities and Exchange Commission by Whirlpool at the times specified herein;
(5)Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Whirlpool or any of its Subsidiaries files with the Securities and Exchange Commission; provided that documents that are required to be delivered pursuant to this clause (v) shall be deemed to be delivered on the date on which Whirlpool or any of its Subsidiaries files such documents with the Securities and Exchanges Commission and provides written notification of such filing to the Administrative Agent;
(6)[Reserved];
(7)Within a reasonable time after receipt of a request therefor, which time shall in any event be not less than two days nor more than thirty days, such other information (including non-financial information and information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation) as the Administrative Agent or any Lender may from time to time reasonably request; and
(8)Promptly after Whirlpool has notified the Administrative Agent of any intention by Whirlpool to treat the Advances as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form.

Section 7.02. Use of Proceeds.
Whirlpool will use the proceeds of the Advances only to (a) finance, in part, the Transaction and (b) pay fees and expenses incurred in connection with the Transaction. Whirlpool will not, and will not permit any of its Subsidiaries to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U) or in contravention of Regulation X. Whirlpool will not request any Advance, and shall not use, or permit its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws or applicable AML Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent such activities, business or transaction would be permissible under existing Sanctions laws or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

    Section 7.03. Notice of Default.
Promptly after any Authorized Officer referenced in clauses (i), (ii) or (iii) of the definition of Authorized Officer or any assistant treasurer becomes aware of the occurrence of any Default or Unmatured Default, Whirlpool will give notice in writing to the Administrative Agent for distribution to the Lenders of the occurrence of such Default or Unmatured Default.
    Section 7.04. Existence.
Whirlpool will, and will cause each of its Subsidiaries to, do all things necessary to remain duly incorporated or otherwise organized, validly existing and (to the extent applicable) in good standing in its jurisdiction of incorporation or organization and maintain all requisite authority to conduct its business in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business is such that failure to maintain such authority has resulted or could result in a Material Adverse Effect; provided, however, that the existence of any Subsidiary may be terminated and any right, franchise or license of any Subsidiary may be terminated or abandoned if in the good faith judgment of the appropriate officer or officers of Whirlpool, such termination or abandonment is in its best interest and is not materially disadvantageous to the Lenders.
    Section 7.05. Taxes.
Whirlpool will, and will cause each of its Subsidiaries to, pay when due all material taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings diligently conducted (or, in the case of any such tax, those the payment of which can be delayed without penalty) and with respect to which adequate reserves have been set aside or those the nonpayment of which would not reasonably be expected to result in a Material Adverse Effect.
    Section 7.06. Insurance.
Whirlpool will, and will cause each of its Subsidiaries to (either in the name of Whirlpool or any Subsidiary which is a parent company of such Subsidiary or in such Subsidiary’s own name), maintain with financially sound and reputable insurance companies, or by way of such self-insurance as Whirlpool considers appropriate, insurance on its Property in such amounts and covering such risks of loss of a character usually insured by corporations of comparable size and financial strength and with comparable risks.
    Section 7.07. Compliance with Laws.
Whirlpool will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject (including, without limitation, all laws, rules or regulations under ERISA and all environmental laws and regulations) which, if violated, would reasonably be expected to have a Material Adverse Effect. Whirlpool will maintain in effect and enforce policies and procedures designed to ensure compliance by Whirlpool and its Subsidiaries and by their respective directors, officers, employees and agents in connection with such individuals’ actions on behalf of Whirlpool or the applicable Subsidiary, with applicable Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.
    Section 7.08. Inspection.
Whirlpool will, and will cause each of its Subsidiaries to, permit the Lenders, by their respective representatives and agents, to inspect at all reasonable times, and at the risk and expense of the inspecting party, any of the Properties, corporate books and financial records of Whirlpool and each of its Subsidiaries, to examine and make copies (subject to any confidentiality agreement reasonably acceptable to Whirlpool and the inspecting party, copyright laws and similar reasonable requirements) of the books of accounts and other financial records of Whirlpool and each of its Subsidiaries, and to discuss the affairs, finances and accounts of Whirlpool and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate; provided, however, that unless a Default exists the Administrative Agent and the Lenders (or any of their respective representatives or independent contractors), taken as a whole, may only exercise its inspection rights hereunder twice per fiscal year; provided further, that representatives of Whirlpool may be present during such inspections and discussions at all times unless a Default shall have occurred and be continuing.
    Section 7.09. Consolidations, Mergers, Dissolution and Sale of Assets.

Whirlpool will not sell, lease, transfer or otherwise dispose of all or substantially all of its assets (whether by a single transaction or a number of related transactions and whether at one time or over a period of time) or to dissolve or to consolidate with or merge into any Person or permit any Person to merge into it, except that Whirlpool may consolidate with or merge into, any other Person, or permit another Person to merge into it so long as (a) if such transaction involves Whirlpool, Whirlpool shall be the continuing or surviving Person and (b) immediately after such merger or consolidation or sale, there shall not exist any Default or Unmatured Default.
    Section 7.10. Liens.
Whirlpool will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien in or on any of its Property, except:
(1)Liens existing on the date of this Credit Agreement securing Indebtedness outstanding on the date of this Credit Agreement or any Indebtedness which refinances or replaces such Indebtedness (without increase in the amount thereof in excess of the amount of any fees, expenses or premiums payable in connection with such refinancing or replacement);
(2)Liens for taxes not delinquent and Liens for taxes which are being contested in good faith and by appropriate proceedings diligently conducted and in respect to which Whirlpool or such Subsidiary, as the case may be, shall have set aside on its books an adequate reserve;
(3)purchase money Liens (including those incurred in connection with synthetic leases) on fixed assets or other physical Properties hereafter acquired and not theretofore owned by Whirlpool or any Subsidiary (provided such Liens are created at the time of acquisition or within 180 days thereafter), and Liens existing on the date of acquisition on fixed assets or other physical Properties acquired by Whirlpool or any Subsidiary after the date hereof and not theretofore owned by Whirlpool or any Subsidiary, if in each such case, such fixed assets or physical Properties are not or shall not thereby become encumbered in an amount in excess of the fair market value thereof at the time such Lien was or will be created (as determined in good faith by the Board of Directors of Whirlpool or such Subsidiary, as the case may be) plus any amount in excess of such fair market value which shall have been applied to Section 7.10(xix) below, and refundings or extensions of the foregoing Liens for amounts not exceeding the principal amounts so refunded or extended and applying only to the same fixed assets or physical Property theretofore subject to such Lien and fixtures and building improvements thereon;
(4)(A) any deposit or pledge as security for the performance of any contract or understanding not directly or indirectly in connection with the borrowing of money or the security of Indebtedness, if made and continuing in the ordinary course of business, (B) any deposit or pledge with any governmental agency required or permitted to qualify Whirlpool or any Subsidiary to conduct business, to maintain self-insurance or to obtain the benefits of any law pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, (C) deposits or pledges made in the ordinary course of business to obtain the release of mechanics’, workmen’s, repairmen’s or warehousemen’s Liens or the release of property in the possession of a common carrier, (D) easements, licenses, franchises or minor encumbrances on or over any real property which do not materially detract from the value of such real property or its use in the business of Whirlpool or the applicable Subsidiary, or (E) other deposits or pledges similar to those referred to in clauses (B) and (C) of this Section 7.10(iv), if made and continuing in the ordinary course of business;
(5)Liens of carriers, warehousemen, mechanics, laborers and materialmen for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor;
(6)Liens on Property of any Subsidiary exclusively in favor of Whirlpool or one or more Subsidiaries;
(7)mortgages, pledges, Liens or charges existing on Property acquired by Whirlpool or any Subsidiary through the exercise of rights arising out of defaults on receivables of Whirlpool or any Subsidiary;
(8)any banker’s Lien or right of offset on moneys of Whirlpool or any Subsidiary in favor of any lender or holder of its commercial paper deposited with such lender or holder in the ordinary course of business;
(9)Liens securing Indebtedness in respect of lease obligations which with respect to Whirlpool or any Subsidiary constitute Non-Recourse Obligations;
(10)interests of lessees in Property owned by Whirlpool or any Subsidiary where such interests are created in the ordinary course of their respective leasing activities and are not created directly or indirectly in connection with the borrowing of money or the securing of Indebtedness by Whirlpool or any Subsidiary;
(11)Liens incidental to the conduct of the business of Whirlpool or any Subsidiary or the ownership of their respective Properties which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of their Properties or materially impair the use thereof in the operation of their businesses;
(12)Judgment liens which are not a Default under Section 8.07;

(13)Liens in favor of customs and revenue authorities arising as a matter of law or regulation to secure the payment of customs duties in connection with the importation of goods and deposits made to secure statutory obligations in the form of excise taxes;
(14)Statutory liens of depository or collecting banks on items in collection and any accompanying documents or the proceeds thereof;
(15)Liens arising from precautionary UCC financing statement filings regarding operating leases;
(16)Liens on assets located outside of the United States of America arising by operation of law;
(17)Liens securing (x) Indebtedness of Subsidiaries permitted in accordance with Section 7.11 and (y) Off-Balance Sheet Obligations of Whirlpool and its Subsidiaries;
(18)Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with Whirlpool or any Subsidiary or becomes a Subsidiary; provided that such Liens were not created by or at the direction of Whirlpool or any of its Subsidiaries (other than any such Subsidiary that was not a Subsidiary at the time of such creation or direction) in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with Whirlpool or such Subsidiary or acquired by Whirlpool or such Subsidiary; and
(19)Liens in addition to the Liens permitted by Sections 7.10(i) through (xviii), inclusive; provided that such Liens may not exist if: (a) the value of all assets subject to such Liens at any time exceeds an amount equal to 10% of the value of all assets of Whirlpool and its Consolidated Subsidiaries, as shown on its most recent audited consolidated balance sheet and as determined in accordance with generally accepted accounting principles or (b) the incurrence of any Indebtedness to be secured by such Liens would cause a violation of Section 7.11.
Section 7.11. Subsidiary Indebtedness.
    Whirlpool will not permit its Subsidiaries to, contract, create, incur, assume or permit to exist Indebtedness if the sum of: (i) the aggregate amount of all Indebtedness contracted, created, incurred, assumed or permitted by a Subsidiary plus (ii) without duplication, the amount of all Indebtedness of Whirlpool and its Subsidiaries subject to a Lien (other than Liens permitted by Sections 7.10(i) through (xvi) inclusive, Section 7.10(xvii)(y) or Section 7.10 (xviii)) exceeds 17.5% of the value of all assets of Whirlpool and its Consolidated Subsidiaries, as shown on its most recent audited consolidated balance sheet and as determined in accordance with generally accepted accounting principles. For the avoidance of doubt, this Section 7.11 shall not restrict the ability of any Subsidiary to contract, create, incur, assume or permit to exist Off-Balance Sheet Obligations.
    Section 7.12. Reserved.
    Section 7.13. Interest Coverage Ratio.
    Whirlpool shall maintain, as of the last day of each fiscal quarter of Whirlpool, an Interest Coverage Ratio of greater than or equal to 3.00 to 1.00.
ARTICLE 8
DEFAULTS
    The occurrence of any one or more of the following events shall constitute a Default:
    Section 8.01. Representations and Warranties.
Any representation or warranty made or deemed made by or on behalf of Whirlpool to the Lenders or the Administrative Agent under or in connection with this Credit Agreement or in any certificate or other information delivered in connection with this Credit Agreement or any other Loan Document shall be materially false on the date as of which made or deemed made; provided that to the extent any representation or warranty set forth in Section 6.06 or 6.12 shall have been false on the date made or deemed made in relation to the actions or status of any Subsidiary acquired in connection with a Material Acquisition (including any Subsidiary of the target of such Material Acquisition) and made or existing during the period of 30 days following the consummation of such Material Acquisition, a Default shall not result.
    Section 8.02. Payment.
(1)Nonpayment of principal under the Loan Documents when due, or
(2)nonpayment of interest or of any ticking fee or any other obligations under any of the Loan Documents within five Business Days after the same becomes due.
    Section 8.03. Covenants.
(1)The breach by Whirlpool of any of the terms or provisions of Section 7.02, 7.04 (as to existence of Whirlpool), 7.09, 7.10, 7.11, 7.12 or, 7.13.
(2)The breach by Whirlpool of any of the terms or provisions of Section 7.03 and such breach shall continue unremedied for a period of five or more Business Days.

(3)The breach by Whirlpool (other than a breach which constitutes a Default under Section 8.01, 8.02, 8.03(a) or 8.03(b)) of any of the terms or provisions of this Credit Agreement and such breach shall continue unremedied for a period of thirty or more days after the earlier of (i) receipt of written notice from the Administrative Agent or any Lender as to such breach or (ii) the date on which an Authorized Representative of Whirlpool became aware of such breach; provided that a breach by Whirlpool of the terms or provisions of Section 7.05, 7.06, 7.07 or 7.08 as a result of any action, omission or failure by any Subsidiary acquired in connection with a Material Acquisition (including any Subsidiary of the target of such Material Acquisition) occurring during the period of 30 days following the consummation of such Material Acquisition shall not be an Unmatured Default.
    Section 8.04. Other Indebtedness.
Failure of Whirlpool or any Subsidiary to pay when due Indebtedness (other than the Obligations) in an aggregate amount greater than $150,000,000 (or the Dollar equivalent of Indebtedness denominated in a currency other than Dollars); or the default by Whirlpool or any Subsidiary in the performance of any term, provision or condition contained in any agreement under which any Indebtedness (other than the Obligations) in an aggregate amount greater than $150,000,000 (or the Dollar equivalent of Indebtedness denominated in a currency other than Dollars) was created or is governed, the effect of which is to cause, or to permit the holder or holders of any Indebtedness to cause, Indebtedness in an aggregate amount greater than $150,000,000 (or the Dollar equivalent of Indebtedness denominated in a currency other than Dollars) to become due prior to its stated maturity; or Indebtedness (other than the Obligations) in an aggregate amount greater than $150,000,000 (or the Dollar equivalent of Indebtedness denominated in a currency other than Dollars) shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.
    Section 8.05. Bankruptcy.
Whirlpool or any Material Subsidiary shall (i) have an order for relief entered with respect to it under the Bankruptcy Code or any other bankruptcy, insolvency or other similar law as now or hereafter in effect, (ii) make a general assignment for the benefit of creditors, (iii) fail to pay, or admit in writing its inability to pay, its debts generally as they become due, (iv) apply for, seek, consent to, or acquiesce in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (v) institute any proceeding seeking an order for relief under the Bankruptcy Code or any other bankruptcy, insolvency or other similar law as now or hereafter in effect or seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under the Bankruptcy Code or any other law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it or (vi) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.05.
    Section 8.06. Receivership, Etc.

Without the application, approval or consent of Whirlpool or any Material Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Whirlpool or any Material Subsidiary or any Substantial Portion of the Property of any such Person, or a proceeding described in Section 8.05(v) shall be instituted against Whirlpool or any Material Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 90 consecutive days.
    Section 8.07. Judgments.
Whirlpool or any Subsidiary shall fail within sixty days to pay, bond or otherwise discharge or settle any judgment or order for the payment of money in excess of $150,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith.
    Section 8.08. ERISA.
A contribution failure occurs with respect to any Plan sufficient to give rise to a lien under Section 303(k) of ERISA, or any notice of intent to terminate a Plan shall be filed by a member of the Controlled Group and/or any Plan administrator, or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan, or a condition shall exist which would entitle the PBGC to obtain a decree adjudicating that any such Plan must be terminated, in each case which would reasonably be expected to result in a Material Adverse Effect.
    Section 8.09. Reserved.
    Section 8.10. Change of Control.
    Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 40% or more of the outstanding shares of common stock of Whirlpool; or, during any period of 12 consecutive calendar months, individuals who were directors of Whirlpool on the first day of such period (together with any new directors whose election or nomination to the Board of Directors of Whirlpool was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason other than retirement, death, or disability to constitute a majority of the board of directors of Whirlpool.
ARTICLE 9
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

    Section 9.01. Acceleration; Allocation of Payments after Acceleration.
(1)If any Default described in Section 8.05 or 8.06 occurs, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind (all of which Whirlpool hereby expressly waives) or any other election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders may (i) terminate or suspend the obligations of the Lenders to make Loans hereunder or (ii) declare the Obligations to be due and payable, or both, in each case upon written notice to Whirlpool, whereupon such obligations shall terminate or be suspended, as the case may be, and/or the Obligations shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which Whirlpool hereby expressly waives.
(2)Notwithstanding any other provisions of this Credit Agreement, after acceleration of the Obligations, all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Loan Documents shall be paid over or delivered as follows:
FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Loan Documents;
         SECOND, to payment of any fees owed to the Administrative Agent or any Lender;
         THIRD, to the payment of all accrued interest payable to the Lenders hereunder;
         FOURTH, to the payment of the outstanding principal amount of the Advances;
         FIFTH, to all other obligations which shall have become due and payable under the
Loan Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above;
and
SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FIRST”, “THIRD”, “FOURTH” and “FIFTH” above.
    Section 9.02. Reserved.

    Section 9.03. Amendments.
Subject to the provisions of this Article 9, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and Whirlpool may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or Whirlpool hereunder or waiving any Default or Unmatured Default hereunder; provided, however, that no such supplemental agreement shall without the consent of each Lender directly affected thereby:
(1)Extend the maturity of any Loan or reduce the principal amount thereof, or reduce the rate or extend the time of payment of any interest thereon;
(2)Reduce the rate or extend any fixed date of payment of any fees due hereunder;
(3)Change the order of application of funds in a manner that would alter the pro rata sharing contemplated thereby;
(4)Change the percentages specified in the definition of Required Lenders;
(5)Extend the Maturity Date or increase the amount of any Commitment of any Lender hereunder, or permit Whirlpool to assign its rights or obligations under this Credit Agreement; or
         (vii)     Amend or modify, or waive any requirement under, this Section 9.03; or
No amendment of any provision of this Credit Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 13.03(b) without obtaining the consent of any of the Lenders.
    Section 9.04. Preservation of Rights.
No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or Unmatured Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or Unmatured Default or the inability of Whirlpool to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders or the Required Lenders, as applicable, pursuant to Section 9.03, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE 10
GENERAL PROVISIONS
    Section 10.01. Survival of Representations.
All representations and warranties of Whirlpool contained in this Credit Agreement shall survive the making of the Loans herein contemplated.
    Section 10.02. Governmental Regulation.
Anything contained in this Credit Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to Whirlpool in violation of any limitation or prohibition provided by any applicable statute or regulation.
    Section 10.03. Headings.
Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
    Section 10.04. Entire Agreement.
    The Loan Documents embody the entire agreement and understanding among Whirlpool, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among Whirlpool, the Administrative Agent and the Lenders relating to the subject matter thereof except as contemplated in Section 2.07(b).
    Section 10.05. Several Obligations.
    The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. No Lender shall have any liability for the failure of any other Lender to perform its obligations hereunder. This Credit Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Credit Agreement, each Indemnified Person and their respective successors and assigns.
    Section 10.06. Expenses; Indemnification.

Whirlpool shall reimburse the Administrative Agent for any reasonable and documented costs, internal charges and out-of-pocket expenses (including reasonable and documented attorneys’ fees, but only for a single outside counsel and any necessary local counsel) paid or incurred by the Administrative Agent in connection with the preparation, negotiation review, execution, delivery, amendment, modification and administration of the Loan Documents. Whirlpool also agrees to reimburse the Administrative Agent and the Lenders for any reasonable and documented costs, internal charges and out-of-pocket expenses (including reasonable and documented attorneys’ fees but only for a single outside counsel (and, in the case that there is a conflict between the Administrative Agent and any Lender, or between any of the Lenders, of one counsel for each conflicting Lender) and any necessary local counsel) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents. Whirlpool further agrees to indemnify the Administrative Agent, each Arranger and each Lender and each of their respective directors, officers, affiliates, agents and employees (each an “Indemnified Person”), excluding Taxes which shall be governed by Section 3.01 of this Credit Agreement, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, a Lender or any other Indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to the Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder; provided, however, that Whirlpool shall not be liable to any Indemnified Person for any such loss, claim, damage, penalty, judgment, liability or expense (i) resulting from such Indemnified Person’s (or any of its Related Parties’) gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment, (ii) resulting from a successful claim brought by Whirlpool against an Indemnified Person or any of its Related Parties for breach in bad faith of such Indemnified Person’s (or such Related Party’s) obligations hereunder or under any other Loan Document or (iii) resulting from a dispute among Indemnified Persons not involving any action on the part of Whirlpool (other than a claim against the Administrative Agent in its capacity as such). This Section 10.06 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim. The obligations of Whirlpool under this Section 10.06 shall survive the termination of this Credit Agreement.
    Section 10.07. Severability of Provisions.
Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
    Section 10.08. Nonliability of Lenders.
The Administrative Agent, each Lender and their Affiliates may have economic interests that conflict with those of Whirlpool. The relationship between Whirlpool and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative

Agent nor any Lender shall have any fiduciary responsibilities to Whirlpool. Neither the Administrative Agent nor any Lender undertakes any responsibility to Whirlpool to review or inform Whirlpool of any matter in connection with any phase of the business or operations of Whirlpool.
    Section 10.09. CHOICE OF LAW.
This Credit Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Credit Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
    Section 10.10. CONSENT TO JURISDICTION.
(1)Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto, or any Related Party of the foregoing in any way relating to this Credit Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(2)Whirlpool agrees that service of any and all writs, summons and other legal process may be made by the mailing, of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Schedule IV, with such service to become effective 30 days after such mailing.
    Section 10.11. WAIVER OF JURY TRIAL; WAIVER OF CONSEQUENTIAL DAMAGES.

AS AN INDUCEMENT TO ENTER INTO THIS CREDIT AGREEMENT, WHIRLPOOL, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP
ESTABLISHED THEREUNDER. Each party hereto agrees not to assert any claim against any other party hereto, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, or any theory of liability for special, indirect, consequential or punitive damages arising out of or otherwise relating to any transactions contemplated therein.
    Section 10.12. Binding Effect; Termination.
(1)This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.01 have been satisfied or shall have been waived in accordance with Section 9.03 and it shall have been executed by Whirlpool and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of Whirlpool, the Administrative Agent and each Lender and their respective successors and assigns.
(2)This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, fees and other Obligations have been paid in full and all Commitments have been terminated. Upon termination, Whirlpool shall have no further obligations (other than the indemnification provisions that survive) under the Loan Documents; provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Loan Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or a Lender in connection therewith shall be deemed included as part of the Obligations.
    Section 10.13. Confidentiality.
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority or self-regulatory body; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.13, to (i) any Purchaser of or Participant in, or any prospective Purchaser of or Participant in, any of its rights or obligations under this Credit Agreement (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to the Obligations or (iii) to any credit insurance provider relating to Whirlpool and the Obligations; (g) with the consent of Whirlpool; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.13 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Whirlpool and its Subsidiaries; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from Whirlpool relating to Whirlpool and its Subsidiaries or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Whirlpool and its Subsidiaries and other than information pertaining to this Credit Agreement routinely provided by the Arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 10.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 10.14. Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in this Credit Agreement, any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(1)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(2)the effects of any Bail-In Action on any such liability, including, if applicable:
(a)a reduction in full or in part or cancellation of any such liability;
(b)(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or
(c)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
As used in this Credit Agreement:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
ARTICLE 11
THE ADMINISTRATIVE AGENT
    Section 11.01. Appointment and Authority.
Each of the Lenders hereby irrevocably appoints SMBC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and Whirlpool shall have no rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
    Section 11.02. Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Whirlpool or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
    Section 11.03. Exculpatory Provisions.
(1)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Unmatured Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Whirlpool or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(2)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 9.03), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Unmatured Default unless and until notice describing such Default or Unmatured Default is given to the Administrative Agent in writing by Whirlpool or a Lender.
(3)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Unmatured Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
    Section 11.04. Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon, provided that the Administrative Agent shall not rely on any oral or telephonic communication of any Borrowing Notice (which shall be in writing and otherwise in compliance with Section 2.03(e)) or any other communication directing the transfer of funds to the account of Whirlpool. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for Whirlpool), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
    Section 11.05. Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
    Section 11.06. Resignation of Administrative Agent.
(1)The Administrative Agent may at any time give notice of its resignation to the Lenders and Whirlpool. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject, so long as no Default is continuing, to the consent (not to be unreasonably withheld, conditioned or delayed) of Whirlpool, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and which in any event shall not be a Defaulting Lender. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor meeting the qualifications set forth above (including that such successor be consented to by Whirlpool so long as no Default is continuing and that such successor shall not be a Defaulting Lender). Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(2)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Whirlpool and such Person remove such Person as Administrative Agent and, in consultation with Whirlpool, appoint a successor meeting the qualifications set forth in clause (a) above (including that such successor be consented to by Whirlpool so long as no Default is continuing and that such successor shall not be a Defaulting Lender). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(3)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Whirlpool to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Whirlpool and such successor. After the resignation or removal of the Administrative Agent hereunder and under the other Loan Documents, the provisions of this Article and Section 10.06 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
    Section 11.07. Acknowledgements of Lenders.
(1)Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of their Related Parties, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning Whirlpool and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(2)Each Lender, by delivering its signature page to this Credit Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
(3)(i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 11.07(c) shall be conclusive, absent manifest error.
(2)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(3)Whirlpool hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Whirlpool.
(4)Each party’s obligations under this Section 11.07(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

    Section 11.08. Reimbursement and Indemnification.
The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments and/or Loans for (i) any amounts not reimbursed by Whirlpool for which the Administrative Agent (acting as such) is entitled to reimbursement by Whirlpool under the Loan Documents, (ii) for any other expenses not reimbursed by Whirlpool incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever and not reimbursed by Whirlpool which may be imposed on, incurred by or asserted against the Administrative Agent (acting as such) in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent as determined by a court of competent jurisdiction by final and nonappealable judgment.
    Section 11.09. No Other Duties, etc.
Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. No bookrunner, arranger, syndication agent or documentation agent shall have or be deemed to have any fiduciary relationship with any Lender.
    Section 11.10. Certain ERISA Matters.
(1)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Whirlpool, that at least one of the following is and will be true:
(a)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Credit Agreement,
(b)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement,
(c)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement, or
(d)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(2)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Whirlpool, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Loan Document or any documents related hereto or thereto).
As used in this Section 11.10:
    “Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
    “PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

ARTICLE 12
SETOFF; RATABLE PAYMENTS
    Section 12.01. Setoff.
In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other indebtedness at any time held or owing by any Lender to or for the credit or account of Whirlpool may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due, matured or unmatured, contingent or non-contingent; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify Whirlpool and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
    Section 12.02. Ratable Payments.
If, after the occurrence of a Default, any Lender, whether by setoff or otherwise, has payment made to it upon its share of any Advance (other than payments received pursuant to Article 3) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans comprising such Advance held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans comprising such Advance. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. Whirlpool agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon if paid within two Business Days of the date when such amount is due at a per annum rate equal to the Federal Funds Effective Rate and thereafter at a per annum rate equal to the Alternate Base Rate until the date such amount is paid to the Administrative Agent or such other Lender. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 12.02 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 12.02 to share in the benefits of any recovery on such secured claim.

ARTICLE 13
BENEFIT OF AGREEMENT; PARTICIPATIONS; ASSIGNMENTS
    Section 13.01. Successors and Assigns.
The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of Whirlpool, the Lenders and the Administrative Agent and their respective successors and assigns, except that (i) Whirlpool shall not have the right to assign its rights or obligations under the Loan Documents without the consent of all of the Lenders, and (ii) any assignment by any Lender must be made in compliance with Section 13.03. The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 13.03 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Lender’s rights or obligations hereunder agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.
    Section 13.02. Participations.
(1)Permitted Participations; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in all or a portion of its rights, obligations or rights and obligations under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, all amounts payable by Whirlpool under this Credit Agreement shall be determined as if such Lender had not sold such participating interests, and Whirlpool and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
(2)Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing any such Loan.
(3)Benefit of Setoff. Whirlpool agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.01 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.01 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.01, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.02 as if each Participant were a Lender.
(4)Effect of Participation. Whirlpool agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.02 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 2.08(l) (it being understood that the documentation required under Section 2.08(l) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.03; provided that such Participant (A) agrees to be subject to the provisions of Section 3.06 as if it were an assignee under Section 13.03; and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.02, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Whirlpool’s request and expense, to use reasonable efforts to cooperate with Whirlpool to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.01 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.02 as though it were a Lender.
(5)Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Whirlpool, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
    Section 13.03. Assignments.
(1)Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (but not to Whirlpool or any of Whirlpool’s Affiliates or to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person)) (“Purchasers”) any part of its rights and obligations under the Loan Documents; provided that, (i) unless otherwise provided herein, no assignment may be made without the prior written consent of Whirlpool and the Administrative Agent (such consents not to be unreasonably withheld, conditioned or delayed) unless the proposed Purchaser is a Lender or an Affiliate thereof and (ii) unless Whirlpool and the Administrative Agent shall otherwise consent (each in their sole discretion), (x) such assigning Lender shall retain after giving effect to such assignment a Commitment which is not less than $15,000,000 (unless such Lender is assigning all of its Commitment), (y) such assignment shall be in an amount which is not less than $25,000,000 (or, if less, the remaining amount of the assigning Lender’s Commitment) and in integral multiples of $1,000,000 in excess thereof and (z) such assigning Lender has provided Whirlpool with notice of such assignment at least three Business Days prior to the effective date thereof (which effective date, for the avoidance of doubt, shall be subject to the consents referred to in clause (i) above), including such information regarding the Purchaser as Whirlpool may reasonably request; provided, however, that if a Default under Section 8.02 or (solely with respect to Whirlpool) 8.05 or 8.06 has occurred and is continuing, the consent of Whirlpool shall not be required. Each such assignment shall be substantially in the form of Exhibit C hereto or in such other form as may be agreed to by the parties thereto.
(2)Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment Agreement substantially in the form attached as Exhibit C hereto or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent (an “Assignment”), together with any consent required by Section 13.03(a), (ii) payment of a $3,500 processing fee to the Administrative Agent for processing such assignment and (iii) recordation of such assignment in the Register as required by Section 13.03(c), such assignment shall become effective on the effective date specified in such Assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Credit Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by Whirlpool, the Lenders or the

Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Commitment(s) and Loans assigned to such Purchaser.
(3)Register. Whirlpool hereby designate the Administrative Agent to serve as Whirlpool’s non-fiduciary agent, solely for the purpose of this paragraph, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by each Lender, and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Administrative Agent shall retain a copy of each Assignment delivered to the Administrative Agent pursuant to Section 13.03(b). The entries in the Register shall be conclusive, in the absence of manifest error, and Whirlpool, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered as the owner thereof for all purposes of this Credit Agreement, notwithstanding notice or any provisions herein to the contrary. A Lender’s Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be registered in the Register only upon delivery to the Administrative Agent of an Assignment duly executed by the assignor thereof. No assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section. The Register shall be available for inspection by Whirlpool and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(4)No Assignment to Certain Persons. No assignment shall be made to (i) Whirlpool or any of Whirlpool’s Affiliates, (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (iii) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
    Section 13.04. Dissemination of Information.
Whirlpool authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of Whirlpool and the Subsidiaries.
    Section 13.05. Tax Treatment.
If any interest in any Loan Document is transferred to any Transferee, the transferor Lender shall cause such Transferee, as a condition to such transfer, to comply with the provisions of Section 2.08(l).
    Section 13.06. SPCs.
Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Advance that such Granting Lender would otherwise be obligated to fund pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Advance, the Granting Lender shall be obligated to fund such Advance pursuant to the terms hereof, (iii) no SPC shall have any voting rights pursuant to Section 9.03 (all such voting rights shall be retained by the Granting Lenders), (iv) with respect to notices, payments and other matters hereunder, Whirlpool, the Administrative Agent and the Lenders shall not be obligated to deal with an SPC, but may limit their communications and other dealings relevant to such SPC to the applicable Granting Lender and (v) the Granting Lender has provided Whirlpool with three Business Days prior notice of such assignment, including such information regarding the SPC as Whirlpool may reasonably request. The funding of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent that, and as if, such Advance were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Credit Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Credit Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPC. This Section may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advance is being funded by an SPC at the time of such amendment.
    Section 13.07. Pledges.
Notwithstanding any other provision set forth in this Credit Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board or any central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender party hereto.
ARTICLE 14
NOTICES
    Section 14.01. Giving Notice.

(1)Except as otherwise permitted by Section 2.08(g) or as provided in subsection (b) below, all notices and other communications provided to any party hereto under this Credit Agreement or any other Loan Document shall be in writing or by telecopy (and promptly confirmed) and addressed or delivered to, in the case of Whirlpool or the Administrative Agent, at its address set forth on Schedule IV hereto and in the case of any Lender, to its address provided in its Administrative Questionnaire, or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, or sent overnight delivery via a reputable carrier, shall be deemed given when received; any notice, if transmitted by telecopy, shall be deemed given when transmitted.
(2)So long as SMBC or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 7.01(i), (ii), (iii), (iv) and (v) shall be delivered to the Administrative Agent in an electronic or other acceptable medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at ***************@smbcgroup.com or if by another medium to the address of the Administrative Agent. In the event such materials are transmitted to such e-mail address such transmission shall satisfy Whirlpool’s obligation to deliver such materials. Whirlpool agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to Whirlpool, any of the Subsidiaries or any other materials or matters relating to this Credit Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). Whirlpool acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.
(3)Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Credit Agreement; provided that if requested by any Lender the Administrative Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Credit Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
    Section 14.02. Change of Address.

Subject to Section 10.10(b), Whirlpool, the Administrative Agent and each Lender may change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE 15
COUNTERPARTS
This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. This Credit Agreement shall be effective when it has been executed by Whirlpool, the Administrative Agent and the Lenders and the Administrative Agent has either received such executed counterparts or has been notified, by telecopy, that such party has executed its counterparts.
Delivery of an executed counterpart of a signature page of (x) this Credit Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Credit Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Credit Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Credit Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of Whirlpool without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, Whirlpool hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and Whirlpool, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Credit Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Credit Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Credit Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Credit Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any other party hereto, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of Whirlpool to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
ARTICLE 16
PATRIOT ACT NOTICE
Each Lender hereby notifies Whirlpool that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act. Whirlpool shall, reasonably promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

IN WITNESS WHEREOF, Whirlpool, the Administrative Agent and the Lenders have caused this Credit Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

WHIRLPOOL CORPORATION

By: /s/ Jennifer L. Powers
Jennifer L. Powers

Title: Vice President & Treasurer
2000 North M-63
Benton Harbor, Michigan 49022
Email: **********************@whirlpool.com

SUMITOMO MITSUI BANKING CORPORATION, as
Administrative Agent, and a Lender
    By:      /s/ Rosa Pritsch
Name: Rosa Pritsch
Title: Director

WHIRLPOOL CORPORATION –TERM LOAN AGREEMENT

BNP PARIBAS, as a Lender
By: /s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

By: /s/ Nicolas Doche
     Name: Nicolas Doche
     Title: Vice President

WHIRLPOOL CORPORATION –TERM LOAN AGREEMENT

ING BANK N.V., DUBLIN BRANCH, as a Lender

By: /s/ Sean Hassett
 Name: Sean Hassett
Title: Director

By: /s/ Cormac Langford
Name: Cormac Langford
Title: Director

WHIRLPOOL CORPORATION –TERM LOAN AGREEMENT

MIZUHO BANK, LTD., as a Lender

             By: /s/ John Davies
                     Name: John Davies
Title: Authorized Signatory

WHIRLPOOL CORPORATION –TERM LOAN AGREEMENT

DocuSign Envelope ID: F51F3FC9-51E9-4238-9C09-AC022927F4C5
SOCIETE GENERALE, as a Lender
By: /s/ Henry Schwarz
Name: Henry Schwarz
Title: Director

THE BANK OF NOVA SCOTIA, as a Lender
By: /s/ Dhirendra Udharamaney
Name: Dhirendra Udharamaney
Title: Director

WHIRLPOOL CORPORATION –TERM LOAN AGREEMENT

BANK OF CHINA, CHICAGO BRANCH, as a Lender
    By:      /s/ Xu Yang
Name: Xu Yang
Title: SVP

WHIRLPOOL CORPORATION –TERM LOAN AGREEMENT

SCHEDULE I
(to Credit Agreement)
COMMITMENTS

Lender	Tranche A Commitment	Tranche B Commitment
Sumitomo Mitsui Banking Corporation	$200,000,000	$300,000,000
BNP Paribas	$160,000,000	$240,000,000
ING Bank N.V., Dublin Branch	$160,000,000	$240,000,000
Mizuho Bank, Ltd.	$160,000,000	$240,000,000
Societe Generale	$160,000,000	$240,000,000
The Bank of Nova Scotia	$120,000,000	$180,000,000
Bank of China, Chicago Branch	$40,000,000	$60,000,000
TOTAL	$1,000,000,000.00	$1,500,000,000.00

SCHEDULE II
(to Credit Agreement)
[RESERVED]

SCHEDULE III
(to Credit Agreement)
PRICING SCHEDULE
Each of “Ticking Fee Rate”, “Term Benchmark Margin”, and “Alternate Base Rate Margin” means, for any day, the rate set forth below, in basis points per annum, in the row opposite such term and in the column corresponding to the Pricing Level that applies for such day:

Pricing Level	Level I	Level II	Level III	Level IV
Ticking Fee Rate	9.0	10.0	12.5	17.5
Term SOFR Margin / Tranche A Advances	62.5	75.0	87.5	100.0
Alternate Base Rate Margin / Tranche A Advances	0.0	0.0	0.0	0.0
Term SOFR Margin / Tranche B Advances	87.5	100.0	112.5	125.0
Alternate Base Rate Margin / Tranche B Advances	0.0	0.0	12.5	25.0
For purposes of this Schedule, the following terms have the following meanings:
“Level I Pricing” applies at any date if, at such date, Whirlpool’s senior unsecured long-term debt is rated A- or higher by S&P or A3 or higher by Moody’s.
“Level II Pricing” applies at any date if, at such date, (i) Whirlpool’s senior unsecured long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s and (ii) Level I Pricing does not apply.
“Level III Pricing” applies at any date if, at such date, (i) Whirlpool’s senior unsecured long-term debt is rated BBB or higher by S&P or Baa2 or higher by Moody’s and (ii) neither Level I Pricing nor Level II Pricing applies.
“Level IV Pricing” applies at any date if, at such date, no other Pricing Level applies.

“Moody’s” means Moody’s Investors Service, Inc.
“Pricing Level” refers to the determination of which of Level I, Level II, Level III or Level IV applies at any date.

        “S&P” means S&P Global Ratings.
The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of Whirlpool without third-party credit enhancement, and any rating assigned to any other debt security of Whirlpool shall be disregarded. The ratings in effect for any day are those in effect at the close of business on such day.
The following provisions are applicable: If Whirlpool is split-rated and the ratings differential is one level, the higher of the two ratings will apply (e.g. BBB+/Baa2 results in Level II Pricing). If Whirlpool is split-rated and the ratings differential is more than one level, the level immediately below the highest rating shall be used (e.g. BBB+/Baa3 results in Level III Pricing).

SCHEDULE IV
(to Credit Agreement)
NOTICES
Borrowers:
Whirlpool Corporation
2000 North M-63
Benton Harbor, Michigan 49022
Attn: Treasurer
Telephone:     (269) 923-****
Email: **********************@whirlpool.com

Agent:
For Notices:
Sumitomo Mitsui Banking Corporation
277 Park Avenue
New York, NY 10172
Attn: Daniela Martinez
Facsimile: (212) 224-****
Email: ***************@smbcgroup.com
Payment Office:
Sumitomo Mitsui Banking Corporation
277 Park Avenue
New York, NY 10172
Attn: Daniela Martinez
Facsimile: (212) 224-****
Email: ***************@smbcgroup.com

Schedule IV

EXHIBIT A
(to Credit Agreement)
NOTE
______________
Whirlpool Corporation, a Delaware corporation (the “Borrower”), promises to pay to the order of _________________ (the “Lender”) the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Term Loan Agreement dated as of September 23, 2022 among the Borrower, the lenders (including, without limitation, the Lender) from time to time party thereto and Sumitomo Mitsui Banking Corporation, as Administrative Agent for such lenders (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), on the dates, and at the place determined pursuant to the terms of the Credit Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates determined pursuant to the Credit Agreement.
The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date, amount and maturity of each Loan and the date and amount of each principal payment hereunder, provided, however, that any failure to so record shall not affect the Borrower’s obligations under any Loan Document.
This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement, to which reference is hereby made for a settlement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement. This Note shall be governed by the laws of the State of New York.
WHIRLPOOL CORPORATION
By:_______________________________
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

Date	Principal Amount of Loan	Maturity of Loan	Principal Amount Paid	Unpaid Balance

Exhibit A, Page 2

EXHIBIT B
(to Credit Agreement)
[Reserved]

Exhibit B, Page 1

CUSIP Number:___________________ EXHIBIT C
(the Credit Agreement)
ASSIGNMENT AGREEMENT
This Assignment Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] 2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause
1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

(i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an]
“Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.
1.Assignor[s]:          ______________________________
                   ______________________________
2.Assignee[s]:          ______________________________
                   ______________________________
    [Assignee is an [Affiliate][Approved Fund] of [identify Lender]
3.Borrower(s):          Whirlpool Corporation
4.Administrative Agent: Sumitomo Mitsui Banking Corporation, as the administrative agent under the Credit Agreement
5.Credit Agreement: The Term Loan Agreement dated as of September 23, 2022 among Whirlpool Corporation, the Lenders parties thereto, Sumitomo Mitsui Banking Corporation, as Administrative Agent, and the other agents parties thereto
6.Assigned Interest[s]:

Assignor[s] [5]	Assignee[s] [6]	Facility Assigned [7]	Aggregate Amount of Commitment/Loans for all Lenders [8]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans [9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%
[7.     Trade Date:          ______________]10
[Page break]
5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Tranche A Commitment,” “Tranche B Commitment,” etc.)
8 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
9 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
10 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF
TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment are hereby agreed to:
ASSIGNOR[S]11
[NAME OF ASSIGNOR]
By:______________________________
Title:
[NAME OF ASSIGNOR]
By:______________________________
Title:
ASSIGNEE[S]12
[NAME OF ASSIGNEE]
By:______________________________
Title:
[NAME OF ASSIGNEE]
By:______________________________
Title:
[Consented to and]13 Accepted:
SUMITOMO MITSUI BANKING CORPORATION, as
Administrative Agent
11 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
12 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
13 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

By: _________________________________
Title:
[Consented to:]14
WHIRLPOOL CORPORATION
By: ________________________________
Title:
14 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT
1.Representations and Warranties.
a.Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
b.Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.03 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase [the][such] Assigned Interest, and (vii) if it is a Lender that is not incorporated under the laws of the United States of America or a state thereof attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender,
Exhibit C, Page 1

and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit C, Page 2

EXHIBIT D
(to Credit Agreement)
COMPLIANCE CERTIFICATE
To:     The Lenders party to the
Term Loan Agreement described below
This Compliance Certificate is furnished pursuant to that certain Term Loan Agreement dated as of September 23, 2022 among Whirlpool Corporation, the lenders from time to time party thereto and Sumitomo Mitsui Banking Corporation, as Administrative Agent for such lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.I am the duly elected _____________ of Whirlpool;
2.I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Whirlpool and its Consolidated Subsidiaries during the accounting period covered by the attached financial statements;
3.The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below];
4.Whirlpool and its Subsidiaries are in compliance with (a) the limitations on Liens set forth in Section 7.10(xix) of the Credit Agreement and (b) the limitations on Indebtedness set forth in Section 7.11 of the Credit Agreement; and
5.Schedule 1 attached hereto sets forth financial data and computations evidencing Whirlpool’s compliance with Section 7.13 of the Credit Agreement, all of which data and computations are true, complete and correct.
6.[Described below are the exceptions, if any, to paragraph 3 above:]
[list, in detail, the nature of each condition or event, the period during which it has existed and the action which the Borrower has taken, are taking, or proposes to take with respect to each such condition or event]
    Exhibit D, Page 1

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of ___________, 20__.
__________________________
    Exhibit D, Page 2

SCHEDULE I TO COMPLIANCE CERTIFICATE
Compliance as of ______, 20 __ with
Section 7.13 of the Credit Agreement
.     Compliance with Section 7.13: Interest Coverage Ratio

1.Consolidated EBITDA for the twelve month period ending on the $               date of calculation (see Schedule A attached)
2.Consolidated Interest Expense for the twelve month period     $               ending on the date of calculation
3.Interest Coverage Ratio
         (Line B1 ÷ Line B2)                                   :1.0
    Minimum required:     Line B3 shall be greater than or equal to 3.00 to
1.00.
    Exhibit D, Page 3

EXHIBIT A TO
SCHEDULE I TO COMPLIANCE CERTIFICATE
Calculation of Consolidated EBITDA*
1.Consolidated net income of Whirlpool and its Consolidated
    Subsidiaries (as determined in accordance with GAAP)               $
2.To the extent such amounts were deducted in the determination of     consolidated net income for the applicable period,
(f)Consolidated Interest Expense                         $
(iii)Per financial statements:               $_____________
(iv)Pro forma from Material Acquisitions (positive) and/or
              Material Dispositions (negative):          $__________:
a.Taxes in respect of, or measured by, income or excess profits
    of Whirlpool and its Consolidated Subsidiaries               $
b.Identifiable and verifiable non-recurring restructuring charges
         taken by Whirlpool**                              $
c.Depreciation and amortization expense      $
d.Non-cash charges, losses and fees                    $
e.Non-recurring, extraordinary or unusual charges, losses and expenses
                        $
f.Pro forma Material Acquisition (positive) or Disposition
         (negative) EBITDA                                   $___________
3.Sum of Lines 2(A) through 2(G)                              $
4.To the extent such amounts were deducted in the determination of     consolidated net income for the applicable period,
(g)losses (or income) from discontinued operations***          $
(h)losses (or gains) from the effects of accounting changes***     $
5.Sum of Lines 4(A) and 4(B)                              $
    Exhibit D, Page 4

6.To the extent such amounts were not deducted in the determination of     consolidated net income for the applicable period, cash charges and     expense and fees related to class action or other lawsuits, arbitrations or     disputes, product recalls, regulatory proceedings and governmental
    investigations****                                        $
7.Consolidated EBITDA (Line 1 + Line 3 + Line 5 – Line 6)          $

_____
*For the purpose of calculating Consolidated EBITDA for any period, if during such period
Whirlpool or one of its Consolidated Subsidiaries shall have made a Material Acquisition or Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period, as determined in good faith by Whirlpool.
**Restructuring charges described in Line 2(C) shall not exceed $100,000,000 in any twelve month period.
***Income or gains described in Lines 4(A) and 4(B) shall be recorded as negative numbers.

****For the avoidance of doubt, to the extent that any amounts in respect of such charges, expenses and fees described in Line 6 have been reserved for and have reduced Consolidated EBITDA during any prior period, such amounts shall not be subtracted in calculating
Consolidated EBITDA for any subsequent period even if such previously reserved amounts are paid in cash during such subsequent period.
    Exhibit D, Page 5

EXHIBIT E
(to Credit Agreement)
BORROWING NOTICE
________, 20__
To:     Sumitomo Mitsui Banking Corporation
as administrative agent (the “Administrative Agent”)
From:     Whirlpool Corporation
Re:     Term Loan Agreement dated as of September 23, 2022 among Whirlpool
Corporation, the lenders from time to time party thereto and Sumitomo Mitsui Banking Corporation, as Administrative Agent for such lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”).
1.Capitalized terms used herein have the meanings assigned to them in the Credit Agreement.
2.We hereby give notice pursuant to Section 2.03(e) of the Credit Agreement that we request the following [Floating Rate Advance] [Term Benchmark Advance]:
Borrowing Date: _______, 20__

Principal Amount*	Facility**	Interest Period***

Account of Whirlpool to be credited*****:
3.The undersigned hereby certifies that the conditions set forth in Section 5.02(b), (b) and (d) of the Credit Agreement are satisfied as of the date hereof.

4.Prior to and after giving effect to such Advance, no Default described in Section 8.02, Section 8.05 or Section 8.06 of the Credit Agreement exists.

WHIRLPOOL CORPORATION
By: ___________________________
Title: __________________________
______________________
* Amount must be $5,000,000 or a larger multiple of $1,000,000; provided, however, that any Floating Rate Advance may be in the aggregate amount of the unused Appropriate Commitment.
** Tranche A or Tranche B.
*** With respect to Term Benchmark Advances, one, three or six months.
**** Whirlpool to insert all relevant account information, i.e. name of account, account number, routing number, etc.

Exhibit E, Page 2

EXHIBIT F
(to Credit Agreement)
CONTINUATION/CONVERSION NOTICE
________, 20__
To:     Sumitomo Mitsui Banking Corporation
as administrative agent (the “Administrative Agent”)
From:     Whirlpool Corporation
Re:     Term Loan Agreement dated as of September 23, 2022 among Whirlpool
Corporation, the lenders from time to time party thereto and Sumitomo Mitsui Banking Corporation, as Administrative Agent for such lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”)
1.Capitalized terms used herein have the meanings assigned to them in the Credit Agreement.
2.We hereby give notice pursuant to Section 2.03(f) of the Credit Agreement that we request a continuation or conversion of the following [Floating Rate Advance] [Term Benchmark Advance] according to the terms below:
(1)Date of continuation or conversion
    (which is the last day of the
    the applicable Interest Period)          _______________________
(2)Principal amount of
    continuation or conversion               _______________________
(3)Type of Advance                    _______________________
(4)Interest Period and the last day thereof *     _______________________

Exhibit F, Page 1

WHIRLPOOL CORPORATION
By: ___________________________
Title: __________________________

______________________
* With respect to Term Benchmark Advances, one, three or six months.

Exhibit F, Page 2